UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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JPMORGAN CHASE & CO.

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JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017-2070

March 30, 2007

Dear fellow shareholder:

We are pleased to invite you to the annual meeting of shareholders to be held on May 15, 2007, at our offices at One Chase Manhattan Plaza in New York City, New York. As we have done in the past, in addition to considering the matters described in the proxy statement, we will review major developments since our last shareholders’ meeting.

We hope that you will attend the meeting in person, but even if you are planning to come, we strongly encourage you to designate the proxies named on the proxy card to vote your shares. This will ensure that your common stock is represented at the meeting. The proxy statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

Sincerely,

James Dimon Chairman and Chief Executive Officer

Notice of 2007 Annual Meeting

of Shareholders and Proxy Statement

Date : Tuesday, May 15, 2007

Time: 10:00 a.m.

Place: Auditorium

One Chase Manhattan Plaza

(corner of Nassau and Liberty Streets)

New York, New York

Matters to be voted on:

•	Election of directors

•	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007

•	Eight shareholder proposals, if they are introduced at the meeting

•	Any other matters that may properly be brought before the meeting

By order of the Board of Directors

Anthony J. Horan Secretary

March 30, 2007

Please vote promptly.

If you attend the meeting in person, you will be asked to present photo identification, such as a driver’s license. See “Attending the annual meeting” on page 40.

Proxy statement

Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the proxies named on the proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the Board by our management. The proxy statement is being sent to our shareholders on or about March 30, 2007.

The merger of JPMorgan Chase & Co. (JPMorgan Chase or the Firm) and Bank One Corporation (Bank One) was effective on July 1, 2004 (Merger). To the extent appropriate, information contained in this proxy statement includes certain information about the two pre-merger entities.

Proposal 1 – Election of directors

Our Board of Directors has nominated 11 directors for election at this annual meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each has agreed to be named in this proxy statement and to serve if elected. All of the nominees are expected to attend the 2007 annual meeting. All of the nominees for election at the 2006 annual meeting attended the meeting on May 16, 2006.

John H. Biggs who served as a director of the Firm or a predecessor institution since 2003, John A. Kessler who served as a director of the Firm or a predecessor institution since 1995, and Richard A. Manoogian who served as a director of the Firm or a predecessor institution since 1978, will not stand for election and will retire on the eve of the annual meeting. William B. Harrison, Jr. who served as a director of the Firm or a predecessor institution since 1991, retired from the Board and as Chairman of the Board on December 31, 2006.

Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies intend to vote your common stock for any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-laws.

Information about the nominees

Unless stated otherwise, all of the nominees have been continuously employed by their present employers for more than five years. The age indicated in each nominee’s biography is as of May 15, 2007, and all other biographical information is as of the date of this proxy statement. Our directors are involved in various charitable and community activities and we have listed a number of these below.

Predecessor institutions of JPMorgan Chase include Bank One Corporation, J.P. Morgan & Co. Incorporated and The Chase Manhattan Corporation.

Crandall C. Bowles, 59, Co-Chairman and Co-Chief Executive Officer of Springs Global US, Inc. and Springs Global Participacoes S.A., and Chairman of Springs Industries, Inc. Director since November 2006.

Mrs. Bowles has been Co-Chairman and Co-Chief Executive Officer of Springs Global US, Inc. and Springs Global Participacoes S.A., an international manufacturer and marketer of textile home furnishings, and Chairman of Springs Industries, Inc., a home furnishings company since early 2006. Prior to a business spin-off and merger in early 2006, she was Chairman and Chief Executive Officer of Springs Industries, Inc., from 1998 until 2006, and has been a member of its board since 1978. She also is a member of the board of directors of Deere & Company. Mrs. Bowles is a graduate of Wellesley College and received an MBA from Columbia University. She serves on the boards of the African Wildlife Foundation, Inc. and the Maya Angelou Research Center on Minority Health. She is a member of The Business Council, The Business Roundtable and the Committee of 200.

Stephen B. Burke, 48, President of Comcast Cable Communications, Inc., cable television. Director since 2003.

Mr. Burke joined Comcast Cable as President in 1998. Prior to 1998, he was with The Walt Disney Company from 1986. Mr. Burke is a graduate of Colgate University and received an MBA from Harvard Business School. He had been a director of Bank One from 2003 until the Merger. He is Vice Chairman of The Children’s Hospital of Philadelphia.

James S. Crown, 53, President of Henry Crown and Company, diversified investments. Director since 1991.

Mr. Crown joined Henry Crown and Company in 1985 as Vice President and became President in 2003. He earned a B.A. in 1976 from Hampshire College and received his law degree in 1980 from Stanford University Law School. He had been a director of Bank One from 1991 until the Merger. Mr. Crown is also a director of General Dynamics Corporation and Sara Lee Corporation. He is Chairman of the Board of Trustees for the University of Chicago and a trustee of the Museum of Science and Industry and the Orchestral Association.

James Dimon, 51, Chairman and Chief Executive Officer of JPMorgan Chase. Director since 2000.

Mr. Dimon became Chairman of the Board on December 31, 2006, and has been Chief Executive Officer and President since December 31, 2005. He had been President and Chief Operating Officer since JPMorgan Chase’s merger with Bank One Corporation in July 2004. At Bank One he had been Chairman and Chief Executive Officer since March 2000. Mr. Dimon is a graduate of Tufts University and received an MBA from Harvard Business School. He is a director of The College Fund/UNCF and serves on the Board of Directors of The Federal Reserve Bank of New York, The National Center on Addiction and Substance Abuse, the University of Chicago and Harvard Business School and is on the Board of Trustees of New York University School of Medicine.

Ellen V. Futter, 57, President and Trustee of the American Museum of Natural History. Director since 1997.

Ms. Futter became President of the American Museum of Natural History in November 1993, prior to which she had been President of Barnard College since 1981. She graduated from Barnard College in 1971 and earned a J.D. from Columbia Law School in 1974. She had been a director of J.P. Morgan & Co. Incorporated from 1997 until 2000. Ms. Futter is also a director of American International Group, Inc., Consolidated Edison, Inc. and Viacom Inc. She is a member of the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center, a Fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations.

William H. Gray, III, 65, Chairman of the Amani Group, consulting and advisory. Director since 1992.

Mr. Gray has been Chairman of the Amani Group since August 2004. Mr. Gray was President and Chief Executive Officer of The College Fund/UNCF (educational assistance) from 1991 until he retired in 2004. He was a member of the United States House of Representatives from 1979 to 1991. Mr. Gray earned a B.A. degree from Franklin & Marshall College and received a master’s degree in divinity from Drew Theological Seminary and a master’s degree in church history from Princeton Theological Seminary. He had been a director of The Chase Manhattan Corporation from 1992 until 2000. Mr. Gray is also a director of Dell Computer Corporation, Pfizer Inc., Prudential Financial, Inc. and Visteon Corporation.

Laban P. Jackson, Jr., 64, Chairman and Chief Executive Officer of Clear Creek Properties, Inc., real estate development. Director since 1993.

Mr. Jackson has been Chairman of Clear Creek Properties since 1989. Mr. Jackson is a graduate of the United States Military Academy. He had been a director of Bank One from 1993 until the Merger. Mr. Jackson is also a director of The Home Depot, Inc. and SIRVA, Inc. He is a director of Markey Cancer Foundation.

Robert I. Lipp, 68, Senior Advisor of JPMorgan Chase. Director since 2003.

Mr. Lipp became Senior Advisor in September 2005. He had been Executive Chairman of the Board of The St. Paul Travelers Companies, Inc. (insurance) from April 2004 until September 2005 and was Chairman and Chief Executive Officer of its predecessor company, Travelers Property Casualty Corp., from December 2001 to April 2004. He received his undergraduate degree from Williams College, an MBA from Harvard University and a J.D. from New York University. Mr. Lipp had been a director of Bank One from 2003 until the Merger. He is also a director of Accenture Ltd. and The St. Paul Travelers Companies, Inc. Mr. Lipp is Chairman of the Executive Committee of Trustees of Williams College and a director of the New York City Ballet.

David C. Novak, 54, Chairman and Chief Executive Officer of Yum! Brands, Inc., franchised restaurants. Director since 2001.

Prior to becoming Chairman in January 2001 and Chief Executive Officer in January 2000, Mr. Novak was Vice Chairman and President of Tricon Global Restaurants, Inc. (now known as Yum! Brands, Inc.) from June 1997 until January 2000; Group President and Chief Executive Officer, KFC and Pizza Hut, North America, subsidiaries of PepsiCo, from August 1996 until June 1997; and President, KFC North America, a subsidiary of PepsiCo, from 1994 until 1996. He received a B.A. degree from the University of Missouri. He had been a director of Bank One from 2001 until the Merger. Mr. Novak is also a director of Yum! Brands Foundation.

Lee R. Raymond, 68, Retired Chairman and Chief Executive Officer of Exxon Mobil Corporation, oil and gas. Director since 1987.

Mr. Raymond was Chairman of the Board and Chief Executive Officer of Exxon Mobil from 1999 until he retired in December 2005. He had been Chairman of the Board and Chief Executive Officer of Exxon Corporation from 1993 until its merger with Mobil Oil Corporation in 1999; having begun his career in 1963 with Exxon. Mr. Raymond graduated from the University of Wisconsin with a bachelor degree in chemical engineering in 1960 and received a Ph.D. in the same discipline from the University of Minnesota in 1963. He was a director of J.P. Morgan & Co. Incorporated from 1987 until 2000. He is Chairman of the National Petroleum Council, Vice Chairman of the Board of Trustees of the American Enterprise Institute, a trustee of the Wisconsin Alumni Research Foundation, a member of the President’s Export Council, and a member of the Innovations in Medicine Leadership Council of UT Southwestern Medical Center.

William C. Weldon, 58, Chairman and Chief Executive Officer of Johnson & Johnson, health care products. Director since 2005.

Prior to becoming Chairman and Chief Executive Officer in 2002, Mr. Weldon served as Vice Chairman from 2001 and Worldwide Chairman, Pharmaceuticals Group from 1998 until 2001. Mr. Weldon served in a number of other senior executive positions since joining Johnson & Johnson in 1971. He is a graduate of Quinnipiac University. Mr. Weldon is Chairman of the CEO Roundtable on Cancer, Vice Chair of The Business Council and a member of the Sullivan Commission on Diversity in the Health Professions Workforce. Mr. Weldon also serves on the Liberty Science Center Chairman’s Advisory Council and as a member of the Board of Trustees for Quinnipiac University. He previously served as Chairman of the Pharmaceutical Research and Manufacturers of America (PhRMA).

Corporate governance

General

JPMorgan Chase is governed by a Board of Directors and various committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and committee meetings and also through telephone contact and other communications with the Chairman and Chief Executive Officer (CEO) and others regarding matters of concern and interest to the Firm.

In this section, we describe some of our key governance practices and steps we have taken during 2006.

2006 Initiatives – Governance is a continuing focus at JPMorgan Chase, starting with the Board of Directors and continuing throughout the Firm. Actions taken during 2006 include:

•

Majority voting for directors – The Board amended the Firm’s By-laws to provide for majority voting for election of directors in uncontested elections by requiring that any director who receives more votes “withheld” than votes “for” tender his or her resignation for decision by the Board. Absent a compelling reason and public disclosure, the Board will accept the resignation.

•

Board composition and size – The Board amended the By-laws to set a range for the size of the Board at 8 to 18 members, with the precise number determined by the Board, and to permit shareholders to fix the precise number of members for any year by resolution at an annual meeting.

•	Presiding Director – The Board established the position of Presiding Director, as described below.

•

Special shareholder meetings – The Board amended the By-laws to permit shareholders holding at least one-third of the outstanding shares to call special meetings. A shareholder proposal to permit shareholders to call special meetings was presented at our 2006 annual meeting and received a vote in favor of 64%.

•

Political contributions and legislative lobbying – The Board approved a new policy regarding political contributions and legislative lobbying activities, the JPMorgan Chase & Co. Political Contributions Statement, and it was posted on our corporate Web site. The Firm also posted on its Web site an annual report of contributions made by its Political Action Committees. There were two shareholder proposals presented at our 2006 annual meeting requesting reports on: (1) our political contributions activities which received a vote in favor of 26% and (2) our legislative lobbying activities which received a vote in favor of 24%.

•

Bonus recoupment – The Board formalized a policy on bonus recoupment in the event of a restatement of financial results. This policy is stated within the Corporate Governance Principles of the Board (Corporate Governance Principles) which are available on the Firm’s corporate Web site. A shareholder proposal on this subject was presented at our 2006 annual meeting and received a vote in favor of 22%.

Presiding Director – In December 2006 the Board established the position of Presiding Director. The Presiding Director presides at all Board meetings at which the Chairman is not present and at executive sessions of non-management directors, and has the authority to call meetings of non-management directors. The Presiding Director facilitates communication between the Chairman and CEO and the non-management directors, as appropriate, and performs such other functions as the Board directs. The Presiding Director position rotates semi-annually between the chairs of the Compensation & Management Development Committee (Compensation Committee) and the Corporate Governance & Nominating Committee (Governance Committee).

Non-management director meetings – Non-management directors generally meet in executive session as part of each regularly scheduled Board meeting with discussion led by the Presiding Director.

Corporate Governance Principles of the Board – The Board of Directors first adopted Corporate Governance Principles in 1997, and has revised them periodically since then to reflect evolving best practices and regulatory requirements, including the New York Stock Exchange (NYSE) corporate governance listing standards. The Corporate Governance Principles establish a framework for the governance of the Firm. The Corporate Governance Principles can be found on our Web site at www.jpmorganchase.com under Governance.

Code of Conduct and Code of Ethics for Finance Professionals – JPMorgan Chase has a Code of Conduct which sets forth the guiding principles and rules of behavior by which we operate our company and conduct our daily business with our customers, vendors and shareholders and with our fellow employees. The Code of Conduct applies to all directors and employees of the Firm. In addition, the Firm has a Code of Ethics for Finance Professionals that applies to the Chairman and CEO, Chief Financial Officer (CFO) and Chief Accounting Officer of the Firm and to all other professionals serving in a finance, accounting, corporate treasury, tax or investor relations role. The purpose of the Code of Ethics for Finance Professionals is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Firm’s financial books and records and the preparation of its financial statements. The Code of Conduct and Code of Ethics for Financial Professionals can be found on our Web site at www.jpmorganchase.com under Governance.

Board communications – Shareholders and interested parties who wish to contact any Board members or committee chairs, the Presiding Director, or the non-management directors as a group, may mail correspondence to: JPMorgan Chase & Co., Attention (name of Board member(s)), Office of the Secretary, 270 Park Avenue, New York, New York 10017.

Policy on director nomination process – The Board’s Governance Committee is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. As part of its process, the Committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. Shareholders wishing to recommend to the Governance Committee a candidate for director should write to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017.

Crandall C. Bowles, who joined the Board in November 2006, was identified by management as a possible candidate for consideration as a director and was recommended by the Governance Committee to the Board.

It is the policy of the Governance Committee that candidates recommended by shareholders will be considered in the same manner as other candidates and there are no additional procedures a shareholder must undertake in order for the committee to consider such shareholder recommendations. As stated in the Corporate Governance Principles, in general the Board wishes to balance the needs for professional knowledge, business expertise, varied industry knowledge, financial expertise, and CEO-level business management experience. The Board also strives to ensure diversity of representation among its members. The Governance Committee also takes into account criteria applicable to Board committees.

Documents available – As noted above, the Corporate Governance Principles, Code of Conduct and Code of Ethics for Finance Professionals, as well as the charters of our principal committees, can be found on our Web site at www.jpmorganchase.com under Governance. These documents will also be made available to any shareholder who requests them by writing to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017.

Director independence

Pursuant to the corporate governance listing standards of the NYSE, a majority of the Board of Directors (and each member of the Audit, Compensation and Governance Committees) must be independent. The Board of Directors may determine a director to be independent if the director has no disqualifying relationship as defined in the NYSE corporate governance rules and if the Board has affirmatively determined that the director has no material relationship with JPMorgan Chase, either directly or as a partner, shareholder, officer or employee of an organization that has a relationship with JPMorgan Chase. In connection with the assessment of director independence, the Board determined that the relationships set forth in Appendix A are immaterial. Criteria respecting director independence may also be found in the Corporate Governance Principles on our Web site at www.jpmorganchase.com under Governance.

The Board of Directors reviewed the relationships between the Firm and each director and determined that in accordance with the NYSE corporate governance listing standards and the independence standards of the Firm, each non-management director (John H. Biggs, Crandall C. Bowles, Stephen B. Burke, James S. Crown, Ellen V. Futter, William H. Gray, III, Laban P. Jackson, Jr., John W. Kessler, Richard A. Manoogian, David C. Novak, Lee R. Raymond and William C. Weldon) has only immaterial relationships with JPMorgan Chase and accordingly each is an independent director under these standards. Two directors who retired in May 2006, Hans W. Becherer and Lawrence A. Bossidy, had only immaterial relationships with JPMorgan Chase and accordingly each was an independent director. There are additional objective tests for independence in the NYSE rules and each of the named directors meets (and in the case of the retired directors met) these objective tests for independence as well. Under the NYSE rules, a director employed by the Firm cannot be deemed to be an independent director, and consequently James Dimon and Robert I. Lipp are not independent directors of JPMorgan Chase, and William B. Harrison, Jr., who retired on December 31, 2006, was not an independent director.

In making its determinations concerning director independence, the Board considered the following transactions between the Firm and each director, the director’s immediate family members and any such person’s principal business affiliations: extensions of credit made by bank subsidiaries of the Firm; financial products and services provided by subsidiaries of the Firm; business transactions for property or services contracted for by subsidiaries of the Firm; and charitable contributions made by the Firm, directly or through its Foundation, to any non-profit organization of which a director is employed as an officer. In particular, the Board considered: for directors Biggs, Jackson and Manoogian, extensions of credit provided to them; for directors Biggs, Burke, Crown, Futter, Gray, Jackson, Kessler, Manoogian, Novak, Raymond and Weldon, credit cards issued to them and their immediate family members; for director Bowles, extensions of credit and other financial services, and investment management services provided to Springs Industries, Inc. and Springs Global US, Inc.; for director Burke, extensions of credit and other financial services provided to Comcast Cable Communications, Inc.; for director Crown, extensions of credit and other financial services provided to Henry Crown and Company and other Crown family owned entities; for director Manoogian, extensions of credit and other financial services provided to Masco Corporation; for director Novak, extensions of credit and other financial services provided to Yum! Brands, Inc.; for director Weldon, extensions of credit and other financial services provided to Johnson & Johnson; and for director Futter, charitable contributions made to the American Museum of Natural History. In addition, the Board considered a lease of office space in a building located in Chicago and a lease of retail space in a building located in New York by subsidiaries of the Firm from subsidiaries of two companies in which Mr. Crown and members of his immediate family have indirect ownership interests. The Board noted that each lease was negotiated in an arms-length transaction and contains terms similar to the terms included in leases with like tenants for similar commercial space. In addition, the Board noted that neither Mr. Crown nor members of his immediate family have managerial responsibilities with respect to the lessors of the properties and are merely investors in the parent companies which own the lessors.

Committees of the Board

The Board has five principal committees. The charter of each committee can be found on our Web site at www.jpmorganchase.com under Governance. Each member of the Audit Committee, the Compensation & Management Development Committee and the Corporate Governance & Nominating Committee has been determined by the Board to be independent for purposes of the NYSE corporate governance listing standards and within the meaning of regulations of the Securities and Exchange Commission (SEC).

Audit Committee – assists Board oversight of the independent registered public accounting firm’s qualifications and independence; the performance of the internal audit function and that of the independent registered public accounting firm; and management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to safeguard the assets and income of the Firm, assure the integrity of the Firm’s financial statements, and maintain compliance with the Firm’s ethical standards, policies, plans and procedures, and with laws and regulations. The Board of Directors has determined that each Committee member is an audit committee financial expert as defined by the SEC.

Compensation & Management Development Committee – reviews and approves the Firm’s compensation and benefit programs; ensures the competitiveness of these programs; and advises the Board on the development of and succession for key executives. Information on the Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis at page 11.

Corporate Governance & Nominating Committee – exercises general oversight with respect to the governance of the Board of Directors, including reviewing the qualifications of nominees for election to the Board.

Public Responsibility Committee – reviews and considers the Firm’s position and practices on charitable contributions, community development, legislation, protection of the environment, shareholder proposals involving issues of public interest and public responsibility and other similar issues as to which JPMorgan Chase relates to the community at large, and provides guidance to management and the Board as appropriate.

Risk Policy Committee – responsible for oversight of the CEO’s and senior management’s responsibilities to assess and manage the Firm’s credit risk, market risk, interest rate risk, investment risk, liquidity risk and reputational risk, and is also responsible for review of the Firm’s fiduciary risk.

Director meeting attendance

The following table summarizes the membership of the Board and each of its committees, and the number of times each met during 2006:

Director	Audit	Compensation & Management Development	Corporate Governance & Nominating	Public Responsibility	Risk Policy

John H. Biggs	Member		Member

Crandall C. Bowles	Member			Member

Stephen B. Burke		Member	Member

James S. Crown				Member	Chair

James Dimon

Ellen V. Futter				Member	Member

William H. Gray, III		Member		Chair

William B. Harrison, Jr.

Laban P. Jackson, Jr.	Chair		Member

John W. Kessler		Member		Member

Robert I. Lipp				Member	Member

Richard A. Manoogian	Member			Member

David C. Novak		Member	Chair

Lee R. Raymond		Chair	Member

William C. Weldon		Member	Member

Number of meetings in 2006	11	6	3	4	7

During 2006, the Board met eight times; each director attended 75% or more of the total meetings of the Board and the committees on which he or she served.

Director compensation

Annual compensation – In 2006, each non-management director received an annual cash retainer of $75,000 and an annual grant, made when annual employee incentive compensation was paid, of common stock equivalents valued at $170,000 on the date of grant.

The annual grant of common stock equivalents earns dividend equivalents and remains indexed to the Firm’s common stock until a director’s termination of service. A director’s accumulated common stock equivalents are payable in cash, commencing in January of the year immediately following a director’s termination of service, in either a lump sum or in annual installments for up to 15 years, or reallocated in accordance with elections permitted for deferred cash compensation as elected by the director. Because the award is payable in cash, it is classified as a liability award for accounting purposes. Unlike awards distributed in shares, the balances of liability awards are marked-to-market and any changes in the stock price over the course of the year are recorded as an additional expense. The impact of this accounting treatment is included in the 2006 Director compensation table in the column labeled “Additional 2006 accounting expense.”

Beginning in 2007, instead of receiving a grant of common stock equivalents, non-management directors receive an annual grant, made when annual employee incentive compensation is paid, of deferred stock units valued at $170,000 on the date of grant. Each deferred stock unit represents the right to receive one share of the Firm’s common stock and dividend equivalents payable in deferred stock units for any dividends paid. Deferred stock units have no voting rights. In January of the year immediately following a director’s termination of service, deferred stock units are distributed in shares of the Firm’s common stock in either a lump sum or in annual installments for up to 15 years as elected by the director.

Each director who is a member of the Audit Committee receives an additional annual cash retainer of $10,000. Each chair of a board committee receives an additional fee of $15,000 per year. Directors who are officers of the Firm do not receive any fees for their service as directors.

The following table summarizes annual compensation for non-management directors.

Compensation	Amount
Board retainer	$75,000
Committee chair retainer	15,000
Audit committee member retainer	10,000
Deferred stock unit grant	170,000

Stock ownership guidelines – As stated in the Corporate Governance Principles, directors pledge that, for as long as they serve, they will retain all shares of the Firm’s common stock purchased on the open market or received pursuant to their service as a board member.

Deferred compensation – Each year non-management directors may elect to defer all or part of their cash compensation. A director’s right to receive future payments under any deferred compensation arrangement is an unsecured claim against JPMorgan Chase’s general assets. Cash amounts may be deferred into various investment equivalents, including a common stock equivalent, and will be paid and distributed in cash in either a lump sum or in annual installments for up to 15 years as elected by the director commencing in January of the year following the director’s retirement from the Board. Compensation that was paid in common stock in prior years and which may have been deferred is distributable only in common stock when the director retires from the Board.

Reimbursements and insurance – The Firm reimburses directors for their expenses in connection with their board service. We also pay the premiums on directors’ and officers’ liability insurance policies and on travel accident insurance policies covering directors as well as employees of the Firm.

2006 Director compensation table – The following table shows the compensation expensed for each director in 2006.

		Stock awards (1)		Change in pension value and nonqualified deferred compensation earnings ($) (3)
Name	Fees earned or paid in cash	2006 Stock award (2)	Additional 2006 accounting expense		Total
Hans W. Becherer (4)	$35,417	$170,000	$232,078	$6,894	$444,389
John H. Biggs	85,000	170,000	141,958	0	396,958
Lawrence A. Bossidy (4)	37,500	170,000	232,078	0	439,578
Crandall C. Bowles (4)	21,250	0	0	0	21,250
Stephen B. Burke	75,000	170,000	94,532	0	339,532
James S. Crown	90,000	170,000	94,532	0	354,532
Ellen V. Futter	75,000	170,000	232,078	0	477,078
William H. Gray, III	90,000	170,000	232,078	7,518	499,596
Laban P. Jackson, Jr.	100,000	170,000	94,532	0	364,532
John W. Kessler	75,000	170,000	94,532	0	339,532
Robert I. Lipp (5)	0	0	48,791	0	48,791
Richard A. Manoogian	85,000	170,000	94,532	0	349,532
David C. Novak	90,000	170,000	94,532	0	354,532
Lee R. Raymond	90,000	170,000	232,078	0	492,078
William C. Weldon	75,000	170,000	45,741	0	290,741

1	Reflects amounts recognized for financial statement reporting purposes during 2006 in accordance with SFAS 123R and therefore includes awards granted in 2006 and dividend equivalents and changes in market value of the Firm’s common stock on liability awards granted in and prior to 2006.

2	The aggregate number of option awards and stock awards outstanding at December 31, 2006, for each director is included in the Security ownership of directors and executive officers table on page 9 under the columns “Options/SARs exercisable within 60 days” and “Additional underlying stock units,” respectively. All such awards are vested. Mr. Becherer and Mr. Bossidy retired from the Board on May 15, 2006, and as of that date their holdings were as follows: Mr. Becherer, 11,920 option awards and 49,202 stock awards; and Mr. Bossidy, 11,920 option awards and 32,489 stock awards. Mr. Lipp had 502,640 option awards and 12,313 stock awards. Included in his option awards are 500,000 stock appreciation rights which vest in three equal annual installments beginning September 19, 2006.

3	Amounts shown are earnings during 2006 in excess of 120% of the applicable federal rate on deferred compensation balances where the rate of return is not calculated in the same or in a similar manner as earnings on hypothetical investments available under the Firm’s qualified plans. These investments were made in 2000.

4	Mr. Becherer and Mr. Bossidy retired in May 2006 on the eve of the 2006 annual meeting. Mrs. Bowles joined the Board in November 2006.

5	Reflects expense recognized in 2006 on awards granted to Mr. Lipp as a director prior to September 2005, when he became Senior Advisor with JPMorgan Chase. As Senior Advisor, Mr. Lipp does not receive director compensation but instead is paid a base salary of $500,000 and is eligible for a discretionary annual incentive compensation award. In January 2007, Mr. Lipp was granted stock appreciation rights covering 500,000 shares of JPMorgan Chase common stock with an exercise price of $48.25 per share to be settled entirely in shares, with a 10 year term exercisable in three equal installments on the first three anniversaries of the grant date. The aggregate grant date fair value of this grant to Mr. Lipp was $5,960,000. In addition, Mr. Lipp received a cash award of $1,625,000 and 18,135 restricted stock units valued at $875,014 vesting in two equal annual installments beginning two years after the grant date.

Significant shareholders and security ownership of directors and executive officers

The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of December 31, 2006, including shares that could have been acquired within 60 days of that date through the exercise of stock options, by each director, the executive officers named in Table I.C., Summary compensation table, and all directors and executive officers as a group, together with additional underlying stock units as described in note 3 to the table. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to shares owned. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, by all directors and executive officers as a group totals 1.17% of our outstanding common stock as of December 31, 2006; each director and named executive officer owns less than 1% of our outstanding common stock.

Barclays Global Investors, NA (Barclays), 45 Fremont Street, San Francisco, California 94105, filed a Schedule 13G to report the beneficial ownership of 182,601,209 shares of our common stock held by Barclays and its affiliated entities, which positions in the aggregate represented 5.26% of our outstanding common stock at December 31, 2006. According to the Schedule 13G dated January 31, 2007, filed with the SEC, the shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. In the aggregate, Barclays and the affiliated entities included in the Schedule 13G have sole dispositive power over 182,601,209 shares and sole voting power over 159,428,718 shares.

	Beneficial ownership				Additional underlying stock units (3)
Name	Common stock (1)(2)		Options/SARs exercisable within 60 days	Total beneficial ownership		Total
John H. Biggs	20,000		0	20,000	16,033	36,033
Steven D. Black	218,948		1,282,305	1,501,253	450,374	1,951,627
Crandall C. Bowles	0		0	0	437	437
Stephen B. Burke	6,840		2,640	9,480	19,010	28,490
Michael J. Cavanagh	80,332		240,702	321,034	87,764	408,798
James S. Crown	11,156,116	(4)	34,518	11,190,634	65,338	11,255,972
James Dimon	3,710,992		4,288,886	7,999,878	389,793	8,389,671
Ellen V. Futter	951		11,920	12,871	34,111	46,982
William H. Gray, III	0		11,920	11,920	52,356	64,276
William B. Harrison, Jr.	964,557		5,429,128	6,393,685	517,912	6,911,597
Laban P. Jackson, Jr.	15,290		44,877	60,167	41,026	101,193
John W. Kessler	17,672		22,058	39,730	27,434	67,164
Robert I. Lipp	48,420		169,307	217,727	12,313	230,040
Richard A. Manoogian	997,055		11,880	1,008,935	14,813	1,023,748
David C. Novak	39,105		11,880	50,985	25,771	76,756
Lee R. Raymond	1,850		11,920	13,770	110,690	124,460
William C. Weldon	1,040		0	1,040	7,939	8,979
William T. Winters	317,713		3,050,833	3,368,546	465,228	3,833,774
All directors and executive officers as a group (27 persons)	19,203,131		21,325,039	40,528,170	3,816,452	44,344,622

1	Shares owned outright, except as otherwise noted, and shares that may be received at the end of a restricted period.

2	Includes shares pledged as security, including shares held by brokers in margin loan accounts whether or not there are loans outstanding, as follows: Mr. Biggs, 20,000 shares; Mr. Crown, 10,651,186 shares; Mr. Manoogian, 782,000 shares; and all directors and executive officers as a group, 11,586,708 shares.

3	Amounts include for directors and executive officers, shares or units of common stock equivalents, receipt of which has been deferred under deferred compensation plan arrangements. For directors, units held under deferred compensation arrangements entitle them, upon termination of service, to receive a cash payment for each unit equal to the fair market value at that time of a share of common stock. For officers, amounts also include restricted stock units and shares attributable under a 401(k) savings plan. Excludes for Mr. Harrison 259,696 shares of restricted stock and restricted stock units that were forfeited in January 2007. See note 6 to Table I.C., Summary compensation table.

4	Includes 108,452 shares Mr. Crown owns individually; 9,287,063 shares owned by partnerships of which Mr. Crown is a partner; 1,547,123 shares owned by a partnership whose partners include a corporation of which Mr. Crown is a director, officer and shareholder, and a trust of which Mr. Crown is a beneficiary. Also included are 204,605 shares owned by trusts of which Mr. Crown is a co-trustee and beneficiary; and 8,873 shares owned by Mr. Crown’s spouse. Mr. Crown disclaims beneficial ownership of the shares held by the various persons and entities described above except for the shares he owns individually and, with respect to shares owned by entities, except to the extent of his interest in such entities.

Compensation Discussion and Analysis

Overview/Executive summary

The principal underpinnings of our compensation philosophy include a very clear focus on performance, a strong alignment with shareholder interests, a sensitivity to the relevant marketplace and a long-term orientation. Members of our Operating Committee are our executive officers and include Mr. Dimon, the CEOs of our six major businesses and the heads of principal functional areas. Their compensation depends not only on how they as individuals perform, but also on how the Firm as a whole performs. We assess their specific performance based on short-, medium- and longer-term objectives tailored to specific lines of business and functional areas. Our approach is disciplined but not formulaic. We rely on thorough assessment and sound judgment to determine the most appropriate compensation to recognize the contributions and potential of our leaders.

We strive for compensation programs and policies that motivate all employees at JPMorgan Chase to attain strong and sustained performance, both on an absolute and relative basis. To achieve this we seek processes and tools that are clear, transparent and effective at driving behaviors that expand the depth and breadth of our positive impact on clients. Our goal is to strongly differentiate employee compensation through the annual compensation process and through periodic equity awards to appropriately recognize outstanding performance.

The primary elements of annual compensation are base salary and incentive compensation. Base salary represents the fixed component of compensation and, for our Operating Committee members as a group, it averaged less than 5% of total annual compensation in 2006. Annual incentive compensation is variable from year to year, and for more highly compensated employees, consists of cash and equity. For 2006, the equity component for Operating Committee members was 50% of the total incentive compensation and was granted in restricted stock units that vest 50% after two years and 50% after three years.

Benefits are a subsidiary element of compensation. We have since the Merger reduced and simplified the benefits available to more highly compensated employees. The Firm also minimizes the use of perquisites.

We believe that an ownership stake in the Firm best aligns our interests with those of our shareholders. Mr. Dimon and other members of the Operating Committee are required to retain at least 75% of the shares they receive from equity based awards, including options.

Shareholders should expect the Firm to use its compensation resources wisely and resourcefully to build long-term value creation. We believe that our compensation philosophy and program execution are consistent with this and we are committed to keeping it that way.

Compensation philosophy

Our long-term success as a premier financial services firm depends in large measure on the talents of our employees. Our compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce. The principal underpinnings of that system are an acute focus on performance, alignment with shareholder interests, a sensitivity to the relevant market place and a long-term orientation.

Performance-driven – We believe that a substantial portion of compensation should be tied to performance. Particularly for senior employees, a significant portion of compensation should be, and is, variable, and the Firm seeks real differentiation in compensation among our senior employees based on their accomplishments.

As a general matter, in assessing performance, we consider:

•	Performance of the individual employee, the relevant line of business, and the Firm as a whole.

•	Performance that is based on measurable and sustained financial results.

•

Performance that is both relative and absolute in that each year’s performance is compared not just to our own prior performance, or achievement of current goals, but also compared to appropriately chosen peers who compete in similar markets and provide similar financial services and products.

Our approach to compensation is not formulaic, but is disciplined and criteria-based. In addition to considering financial results, we consider how those results are obtained. We use our judgment in determining the compensation we deem appropriate based on an assessment of an executive’s contributions to achieving annual objectives, both financial and non-financial; progress towards achievement of long-term strategic initiatives; and potential future contributions to building our franchise.

The performance criteria we use include a robust set of factors focused on financial performance, management effectiveness, growth, people development and risk/control management. These factors may include:

Quantitative criteria

•	Operating earnings

•	Credit and risk management

•	Revenue growth

•	Expense management

•	Contribution across business lines

•	Return on capital

•	Investing for growth – business expansion and technology

•	Improving client satisfaction

•	Executing other major projects

•	Improving operational efficiency

Qualitative criteria

•	Quality of earnings

•	Establishing, refining and executing long-term strategic plans

•	Achieving and maintaining market leadership positions in key businesses

•	Attracting, developing and retaining highly effective and diverse leaders

•	Executing acquisition integration tasks

•	Building an inclusive culture

•	Thinking beyond your own business

•	Maintaining compliance and controls

•	Protecting the integrity and reputation of the Firm

•	Supporting the Firm’s values

•	Supporting and strengthening the communities we serve worldwide

We operate distinct businesses, each with specific strategies, tactics and measures of performance. Each year, each member of the Operating Committee responsible for running a line of business establishes objectives tailored to the specific line of business that are reviewed with the CEO and the Board of Directors. These are communicated to shareholders through various means, including investor conferences, and can be found in our filings with the SEC.

Shareholder-aligned – We believe that an ownership stake in the Firm best aligns our employees’ interests with those of our shareholders. Our compensation programs are designed to deliver a meaningful portion of total compensation in equity to employees who can have the greatest impact on the bottom line and to increase the significance to our most senior employees of the equity portion of their compensation to strengthen their alignment with shareholders.

Market-based – We operate in a very competitive market for talent. We use comparisons with peer groups, or benchmarking, to understand market practices and trends, to evaluate the competitiveness of our programs and to assess the efficiency of these programs. Each of our lines of business operates under our overall compensation framework, but uses compensation programs appropriate to its competitive environment. Accordingly, lines of business generally benchmark against direct business competitors, while functional areas benchmark against a blend of financial services and large, globally integrated businesses. We view benchmarking as important for an understanding of the market, but we use market factors to inform, not override, our focus on pay for performance.

Long-term orientation – We strive for a long-term orientation both in the way we assess performance and in the way we structure compensation. We look for, and reward, sustained excellence over time. Our vesting periods for stock awards generally provide that one-half vests after two years and the balance vests after three years. As a result of these awards, employees share the same interest in the Firm’s long-term success as other shareholders, and we believe that such ownership is a positive factor in retaining key employees. We also work to focus executives across all lines of business on longer-term strategy and the overall results of the Firm, particularly at more senior levels where executives can have a greater influence on our long-term success.

Compensation review processes

Our disciplined compensation review processes, outlined below, involve a series of reviews and assessments by successive levels of management within lines of business, the Operating Committee, the Compensation Committee and the Board of Directors.

Line of business incentive expenses – Annual incentive compensation costs are funded from pre-tax earnings of each line of business and are periodically adjusted during the year based on the projected achievement of each business’s financial and non-financial performance objectives. Any such adjustments must be approved by the CEO and CFO. Approximately 20% of each incentive pool is subject to an assessment of overall Firm performance, except in certain businesses. The Compensation Committee reviews incentive accruals and business performance at each meeting. The final determination of incentive compensation is made as part of the annual year-end process and the final cost is reflected in the financial results of each of our lines of business and of the Firm.

Individual determinations – Within each business unit of the Firm, we seek significant differentiation in compensation based on the relative performance of employees against factors consistent with the quantitative and qualitative criteria described above. Individual incentive determinations are made as part of our performance evaluation process conducted by managers, and these are reviewed by more senior managers in each line of business.

Operating Committee review – The compensation of several hundred of our most senior executives is reviewed by our Operating Committee. Similar reviews are conducted by the senior managers within each line of business. The compensation for executives in certain functional areas that are common across the Firm or across a line of business (such as finance, risk management and legal) are also reviewed for internal comparability by the Operating Committee and senior management.

Compensation Committee review – Management is responsible for developing an overall compensation strategy and process and for reviewing these with the Compensation Committee and the Board of Directors.

The primary objectives of the Compensation Committee review are to ensure that our compensation and benefit programs are cost-effective and competitive; administered in accordance with good corporate governance practices; and aligned with the best interests of shareholders.

As set forth in its charter, the Compensation Committee:

•

Reviews and approves the goals and objectives of the Firm relevant to the compensation of the CEO and any other director who is an officer of the Firm (Officer-Directors); evaluates the Officer-Directors in light of those goals and objectives; and based on this evaluation determines the compensation of the Officer-Directors subject to ratification by the full Board.

•	Reviews and approves all compensation for all other Operating Committee members.

•	Approves the formula, pool calculation, and performance goals for the Key Executive Performance Plan as required by Section 162(m) of the Internal Revenue Code.

•

Reviews line of business total incentive accruals versus performance throughout the year; approves final aggregate incentive funding; and approves total equity grants under the Firm’s long-term incentive plan.

The Executive Compensation unit of Corporate Human Resources supports the Compensation Committee in its review process.

The Compensation Committee reviews available peer group data, but does not make such data a determinative factor of its review process. MG Management Consultants provides the Compensation Committee with comparative compensation data, primarily for positions in the Investment Bank, and also provides such data and other services to management of the Investment Bank. The Compensation Committee does not use the services of MG Management Consultants or other compensation consultants to advise on the amount or form of senior executive compensation.

In reviewing and approving proposed compensation for members of the Operating Committee, the Compensation Committee considers recommendations from the CEO for the other members of the Operating Committee and reviews current and historical compensation information, including current cash compensation (salary and bonus), deferred compensation, outstanding equity awards, and potential termination-related payments.

Elements of executive compensation

The key components of our executive compensation program operate in concert to deliver the appropriate level of compensation. We believe that the mix of cash and equity compensation and the balance of current and long-term incentives help achieve the Firm’s objectives. Current compensation includes base salary and the cash portion of annual incentive compensation. Long-term compensation includes the equity portion of annual incentive compensation and any periodic equity awards.

Annual compensation – The primary elements of annual compensation are base salary and incentive compensation.

Salary – Base salaries are a relatively small portion of total compensation for more highly compensated executives. For our Operating Committee as a group, base salary averages less than 5% of total compensation. We manage salaries with recognition of competitive practices and to reflect local geographic market requirements. Base salaries are reviewed annually, but for senior executives are increased only if an executive assumes material additional responsibilities or market compensation practices change substantially. Base salary is the only element of compensation eligible for credit under our Retirement Plan.

Annual incentive compensation – Incentive compensation is typically awarded in January for prior year performance.

•	Cash and equity – Depending on the level of the incentive, payment may be made entirely in cash, or some portion in cash and some portion in equity.

–	The equity portion of annual incentive compensation is determined by a formula applied consistently across the Firm. It is typically awarded in the form of restricted stock units (RSUs), but may include restricted stock, stock options, stock appreciation rights (SARs) or other awards. Because annual incentive compensation is intended to reward Firm, business unit and individual performance for a performance year, these grants are made without reference to previously outstanding awards held by the executive.

–	For members of the Operating Committee, the Compensation Committee sets the equity component at approximately 50% of the total incentive compensation in order to further the Firm’s objectives of promoting long-term growth and aligning senior management with shareholders’ interests.

•	2006 Incentive compensation awards – For 2006, the equity portion of annual incentive compensation was granted in RSUs that vest 50% after two years and 50% after three years.

–	RSUs as a percentage of annual incentive compensation began at 10% for incentive awards of $20,000 and increased on a graduated scale to 35% for the most highly paid individuals other than members of the Operating Committee. For members of the Operating Committee, including Mr. Dimon, the percentage was 50%.

–	These RSUs are generally subject to forfeiture if the employee leaves JPMorgan Chase for reasons other than job elimination, eligible retirement, death or disability.

•

Bonus recoupment policy – In 2006 we formalized a bonus recoupment policy. In the event of a material restatement of our financial results, the Board would review the circumstances that caused the restatement and consider issues of accountability for those who bore responsibility for the events, including whether anyone responsible engaged in misconduct. As part of that review, consideration would also be given to any appropriate action regarding compensation that may have been awarded to such persons. (This policy can be found on our Web site at www.jpmorganchase.com under Governance.)

•

Deductibility of executive compensation – Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executive officers, the Compensation Committee does not require all compensation to be awarded in a tax-deductible manner, but it is the Compensation Committee’s intent to do so to the extent possible and consistent with overall corporate goals. To that end, shareholders have approved the Key Executive Performance Plan (KEPP), which covers all executive officers, including the Named Executive Officers, and their annual cash incentive awards and RSUs are delivered under the plan. KEPP provides for the establishment of an incentive pool of funds for each year based on a percentage of income (before income tax expense for that year) less an amount equal to a percentage of total stockholders’ equity as of the beginning of that year. Each KEPP participant is allocated a portion of the incentive pool at the beginning of the performance year. This amount so allocated is subject to an individual participant limit and is subject to reduction by the Compensation Committee.

Periodic equity awards – Awards may be granted on a periodic basis separately from the annual compensation process to further motivate executives to focus on the Firm’s long-term success by providing greater ownership opportunity and to reinforce the partnerships that will help produce that success. In October 2005, the first full performance year following the JPMorgan Chase/Bank One merger, and in October 2006 we awarded SARs to selected senior officers. Messrs. Dimon and Harrison were excluded from eligibility for these awards. The grants were made in October to emphasize that they were special long-term awards separate from the annual incentive process. In 2005, a total of 12,175,000 of such SARs were awarded to 178 senior officers, and in 2006, a total of 11,250,000 SARs were awarded to 291 senior officers. In addition to considering performance and the potential to assume greater leadership in the Firm, the executive’s current outstanding stock option grants, including number, expiration date and grant price, were taken into consideration when determining the number of SARs granted. SARs were awarded rather than RSUs to provide a compensation opportunity based solely on increases in the share price from the date of grant.

Grants of these special SARs in 2005 and 2006 were structured to provide that the grants would become exercisable in equal annual installments 3, 4 and 5 years after the grant. Shares resulting from exercise must be held at least until 5 years after the grant. Any outstanding awards will be cancelled if the executive terminates employment other than as a result of job elimination, voluntary termination after meeting age and service requirements (for the 2006 SARs, age 55 with 15 years service, including 5 continuous years before termination, and for the 2006 SARs a combination of age and years of service of at least 60), death or disability. In the event of a job elimination or voluntary termination after meeting age and service requirements, exercisable SARs will remain exercisable for up to 90 days following termination; in the event of job elimination during the second or third year after the grant, 20% of the grant amount becomes exercisable on the employment termination date. If employment terminates because of death or disability, 20% of the grant becomes exercisable for each completed year of service from the grant date to the employment termination date, and exercisable SARs remain exercisable for up to 90 days following termination. Periodic equity awards granted in the future may be in the form of SARs or other equity awards and may be structured differently than the periodic awards granted in 2005 and 2006.

Equity grant practices – Equity grants are awarded as part of the annual compensation process, as periodic long-term awards and as part of employment offers for new hires. In each case, the grant price is the average of the high and the low prices of JPMorgan Chase common stock on the grant date. Awards made as part of the annual compensation process or as periodic long-term awards are made following a multi-month planning process and are approved by the Compensation Committee at regularly scheduled meetings on the day prior to the release of quarterly earnings and granted on the day after we release quarterly earnings. Grants made as part of the annual compensation process are generally awarded in January and generally in the form of RSUs. For grants of RSUs or restricted stock, the grant price is divided into the dollar value of the equity grant to determine the number of units or shares awarded. Until vested and distributed in shares of JPMorgan Chase common stock

RSUs carry no voting rights; however, dividend equivalents are paid on units at the time actual dividends are paid on shares of JPMorgan Chase common stock. The Firm may grant equity awards to new executives in connection with their hire. Such grants are generally made on the date of hire. Stock options granted by Bank One in 2002 and earlier included a feature that provided for the issuance of restorative options. See note 5 to Table I.C., Summary compensation table. The Firm prohibits repricing of stock options and SARs.

Continued equity ownership – Our policies require share ownership for directors and executive officers and encourage continued ownership for others. Senior executives are expected to establish and maintain a significant level of direct ownership. Mr. Dimon and other members of the Operating Committee are required to retain at least 75% of the shares they receive from equity-based awards including options, after deduction for option exercise costs and taxes. Other executives responsible for major operations or staff areas (the Firm’s Executive Committee) are also subject to the 75% share ownership requirements. Directors pledge that they will retain all of the shares they receive pursuant to their service as a Board member. Executives and directors are subject to these retention requirements during their service with the Firm; any exceptions would be subject to approval by the CEO for executives and by the Governance Committee for directors. Executives and directors are not permitted to hedge the economic risk of their ownership of our shares.

Benefits – We seek to differentiate employee compensation through the annual compensation process and periodic awards rather than through benefits and perquisites. Under our current plans, senior executives participate in the same basic benefit plans, with the same choices, as other employees. Benefits are generally consistent across the Firm and managed to be competitive, but vary internationally due to local statutory requirements.

•

Basic programs – We provide all salaried employees with an array of employee benefit programs, some with automatic participation, e.g., basic life insurance coverage equal to one times base salary, and retirement plan participation; and some at the election of employees, e.g., 401(k) or other savings plans, and medical and dental coverage. These programs are intended to provide a baseline of security and are evaluated periodically for market competitiveness and appropriateness. Our general approach is to have employees who are more highly compensated contribute a greater portion toward the cost of their basic benefits. Individuals earning $250,000 or more in cash compensation (base salary plus cash incentive award) are not eligible to receive Firm-paid matching contributions to their 401(k) account and individuals earning $150,000 or more are not eligible to participate in the Firm’s matching-gift program for charitable contributions. In addition, the employee’s share of premiums for medical plan coverage increases as cash compensation increases.

•

Deferred compensation – The JPMorgan Chase 2005 Deferred Compensation Plan (Deferred Compensation Plan) allows eligible participants to defer their annual cash compensation award on a before-tax basis up to a maximum of $1 million. A lifetime $10 million cap applies to deferrals of cash made after December 31, 2005. Participation in the Deferred Compensation Plan is offered to United States dollar-paid employees who receive cash compensation at or above the IRS qualified plan limit ($220,000 in 2006) and is intended to encourage retirement savings and provide our employees with market-competitive programs. The Deferred Compensation Plan allows participants to direct their deferrals among several deemed investment choices. The currently available choices, as well as choices no longer open to new deferrals, are described at Table VI, 2006 Non-qualified deferred compensation table.

•

Pension benefits – The Named Executive Officers (our five executive officers named in Table I.C., Summary compensation table) participate in a Retirement Plan and an Excess Retirement Plan available to United States dollar-paid employees. These plans apply to base salary, up to a maximum of $1 million, and do not apply to incentive compensation. The plans provide participants with a cash balance pension with escalating pension credits from 3% to 9% as years of service increase. Higher crediting rates and other retirement plans that had been adopted by heritage organizations are closed to new participants but remain applicable to employees receiving credits under such plans. See Table V, 2006 Pension benefits, for further details.

•

Perquisites – The Firm minimizes the use of perquisites, and generally does not provide dues for private clubs, car allowances, financial planning, tax gross-ups or other similar executive perquisites.The Board of Directors requires Mr. Dimon, and in 2006 required Mr. Harrison, to use company aircraft and automobiles whenever feasible for all business and personal travel as a security measure. We also provided in 2006 additional personal security measures to augment security measures already in place for them. Both security measures were recommended by a security consultant.

Change in control provisions – None of the Named Executive Officers is covered by any change-in-control provisions.

Severance and termination provisions – Under the terms of our executive severance policy, the Named Executive Officers are eligible upon involuntary termination without cause to severance in an amount equal to two times current base salary, a further amount, if any, determined at the discretion of the Firm and continued eligibility for medical, dental and life insurance benefits at employee rates for two years following termination. Benefits upon involuntary termination without cause or for disability are generally subject to execution of a release in favor of JPMorgan Chase and certain post-termination employment restrictions for at least one year after termination. Any discretionary payment made as part of the executive severance policy would be made in consideration of the circumstances of the executive’s leaving, including contributions to furthering the objectives of the Firm. If Messrs. Cavanagh, Black or Winters were involuntarily terminated by the Firm without cause or their employment terminated because of disability, their RSUs would continue to vest on schedule. In the event of death, RSUs would vest immediately. Unexercisable stock options or SARs granted before February 2005 become immediately exercisable on involuntary termination without cause or due to disability or death. Post-termination exercise periods vary depending on the terms of the award, but are generally not less than 2 years and in some cases the remaining term of the award. The special SARs granted in 2005 and 2006 would become exercisable as described under Periodic equity awards at page 13.

The Firm entered into an employment agreement with Mr. Dimon as a transitional matter in connection with the 2004 merger between JPMorgan Chase and Bank One. The agreement terminates on May 15, 2007. After the lapse of the agreement, Mr. Dimon’s participation in executive compensation programs will be on the same terms as other executive officers. While the agreement remains in effect, if Mr. Dimon’s employment is terminated by the Firm without cause or Mr. Dimon resigns with good reason, he will be entitled to severance in an amount determined under the executive severance policy and continued medical and dental benefits at employee rates for three years. If Mr. Dimon were to die or become disabled before the agreement terminates, he (or his estate) will be entitled to a pro rata bonus for the year of termination. In the event of termination for any of the reasons described in this paragraph, Mr. Dimon (or his estate) will be entitled to accelerated vesting of equity-based awards and a minimum of five years (or the original full term, if shorter) to exercise outstanding options; continued medical and dental benefits at employee rates (in the case of disability, until age 65 and, upon his death, to his eligible dependents for three years); and eligibility to participate in the Firm’s post-retirement welfare benefit programs.

On December 31, 2006, Mr. Harrison retired as Chairman of the Board and was succeeded as Chairman by Mr. Dimon, who also remained CEO. Mr. Harrison was not paid any severance upon his retirement. In March 2007 the Firm entered into an agreement with Mr. Harrison with respect to matters related to his retirement. The Firm will provide Mr. Harrison with access to office space and administrative support as long as necessary, reasonable, and appropriately utilized, up to age 70. The estimated annual cost of such arrangements is approximately $267,000. During 2007, the Firm will provide Mr. Harrison with access to a car and driver for business and personal use and will maintain his current home security arrangements. Assuming the same level of utilization of a company car and the same costs of augmenting security arrangements as in 2006, the estimated costs for such arrangements for 2007 are approximately $146,000 and $536,000, respectively. Mr. Harrison will have access to corporate aircraft for business travel with the approval of the Chairman and CEO. For personal travel, Mr. Harrison will have access until December 31, 2008, to aircraft available under time-sharing arrangements, with full costs paid by Mr. Harrison. Mr. Harrison will be available to the Firm to provide client advice and consultation on strategic and transitional issues commensurate with his role as former Chairman. If Mr. Harrison provides services beyond his role as former Chairman, the Firm will consider such services and in its discretion may determine that Mr. Harrison is entitled to compensation for such services. Based on his age and years of service, Mr. Harrison was entitled to full or continued vesting under the terms of his outstanding equity awards, other than those referenced at note 6 to Table I.C., Summary compensation table.

Compensation of the Named Executive Officers

Base salaries – The base salaries for Mr. Dimon and other Named Executive Officers remained at the same level at December 31, 2006, as on December 31, 2005.

CEO compensation – Mr. Dimon’s performance for 2006 was reviewed and evaluated by the Compensation Committee and the Board. These reviews focused on a number of criteria, both quantitative and qualitative, and also considered his assuming responsibility as CEO in 2006. In terms of financial performance, there were improved results in 2006, but with opportunity for more to be done in 2007. Among the relevant measures are the following: net income was $14.4 billion, up 70% from 2005; income from continuing operations was $13.6 billion, up 65% from 2005; diluted earnings per share (EPS) from continuing operations were $3.82 per share, up 65% or $1.50 per share from 2005; return on common equity (ROE), net of goodwill, from continuing operations was 20%, up from 13% in 2005; and the Firm’s capital remained strong, with a Tier 1 capital ratio of 8.7%. In terms of management effectiveness, the Firm successfully completed all data, systems and operating platform conversions, including the Tri-state consumer and wholesale systems. In addition, the expense savings anticipated as a result of the Merger are on track to be met in 2007. These savings are being achieved while continuing to invest for growth. We had growth in each of our businesses, with 14% growth in overall Firm revenues, almost all of which was organic. In the Investment Bank, there was higher trading revenue with lower volatility. We also continued to successfully execute on several strategic acquisitions – The Bank of New York branch system, Collegiate Funding Services, private label credit card portfolios (Sears Canada, Kohl’s, BP) and Paloma Partners – and commenced development of an international consumer banking strategy. In terms of people development, there was improved management discipline applied to people objectives, but we identified results in diversity and in deepening management bench strength as areas for continued focus. With respect to risk/control management, the Firm successfully managed risk through challenging interest rate and trading cycles. Finally, Mr. Dimon and the Firm focused on reputational risk through an appropriate control and compliance environment. The price per share of the Firm’s common stock increased 22% during 2006, but this was not a determinative factor in setting compensation.

As a result of this improved performance, the Board approved an annual incentive of $26 million for Mr. Dimon. This incentive, in addition to his salary, produced total annual compensation of $27 million, which represents a 23% increase over last year’s compensation. (See Tables I.A., I.B. and I.C. for the Compensation Committee’s view of annual compensation actions and differences from the Summary compensation table.)

Other Named Executive Officers’ compensation – Mr. Harrison’s incentive compensation for 2006 was affected by the Firm’s overall attainment of financial results as described above. It not only reflected Mr. Harrison’s contributions in transitioning the leadership of the Firm and in the role he played in engineering, structuring and implementing key objectives of the Merger, but also the efforts he led to position the Firm to succeed going forward. Because of Mr. Harrison’s retirement on December 31, 2006, he was not eligible to receive equity-based grants.

As the CFO of the Firm, Mr. Cavanagh’s incentive compensation for 2006 was affected by the Firm’s overall attainment of the financial results described above. The Compensation Committee also recognized his role in ensuring that necessary discipline was in place to assist the lines of business in achieving their financial objectives and the significant responsibilities and accomplishments he had with respect to the Merger. As a result of these considerations, Mr. Cavanagh’s 2006 compensation increased 18% from 2005. In addition to annual compensation, Mr. Cavanagh was granted a periodic equity award in October 2006 in the form of 200,000 SARs. See Periodic equity awards at page 13, note 1 to the table below and note 3 to Table II, 2006 Grants of plan-based awards.

Messrs. Black and Winters are co-heads of the Investment Bank, and their performance is based upon the performance of their business unit as well as upon the overall performance of the Firm. The financial performance of the Investment Bank included record annual revenue that increased 25% from the prior year, with record advisory fees and record results in fixed income and equity markets, and good expense management, with noncompensation expense up 4%. Despite a cyclical increase in credit costs of approximately $1 billion, net income was maintained at the level of the prior year. These results reflected strong progress in three key themes that were a focus in 2006 and will continue as a focus in 2007: growth initiatives; managing the business with discipline; and developing our people for the long-term. As a result of this performance, they received a 40% increase in their compensation from 2005.

Executive compensation tables

2006 annual compensation actions – The following table (2006 Table) shows salary in 2006 and annual incentive compensation awarded in January 2007 for 2006 performance and reflects the Compensation Committee’s view of its annual compensation actions for 2006. For 2006, members of the Operating Committee received 50% of their annual incentive compensation as equity awards in the form of restricted stock units. Because Mr. Harrison retired on December 31, 2006, he was not eligible to receive equity-based grants and received his entire annual compensation in cash. Mr. Cavanagh was granted SARs that were in addition to his annual incentive compensation and are reflected in a footnote to the 2006 Table as well as in Table II, 2006 Grants of plan-based awards.

I.A. 2006 Annual compensation actions (2006 Table)

Name and principal position	Salary ($)	Bonus ($)	Equity awards ($)	Total ($)	Change from 2005 (%)
James Dimon Chairman and CEO	$1,000,000	$13,000,000	$13,000,000	$27,000,000	23%
Michael J. Cavanagh (1) Chief Financial Officer	500,000	3,000,000	3,000,000	6,500,000	18
William B. Harrison, Jr. Former Chairman	1,000,000	21,000,000	—	22,000,000	0
Steven D. Black Co-CEO Investment Bank	400,000	10,300,000	10,300,000	21,000,000	40
William T. Winters Co-CEO Investment Bank	519,150	10,300,000	10,300,000	21,119,150	40

1	Excludes 200,000 SARs with a fair value of $2,176,201 granted to Mr. Cavanagh in October 2006 in addition to annual compensation actions. See Periodic equity awards at page 13 and note 3 to Table II, 2006 Grants of plan-based awards.

The 2006 Table differs substantially from the Summary compensation table (SCT).

The SCT shows compensation information in a format required by the SEC. In the SCT, the Stock awards and Option awards columns report the expense recognized for financial statement reporting purposes with respect to 2006 in accordance with SFAS 123R and applicable SEC rules. One major difference between the SCT and the 2006 Table is that the 2006 Table includes equity grants made in January 2007 for the 2006 performance year but excludes grants made prior to 2007 for performance years prior to 2006. The SCT, on the other hand, includes all or part of equity grants made in a number of different years based on the amounts we expensed for accounting purposes during 2006. Also, due to the Firm’s adoption of SFAS 123R on January 1, 2006, the accounting treatment of equity awards varies substantially among our Named Executive Officers, depending upon their retirement eligibility status.

Another difference is that the SCT includes the value of restorative options issued in connection with options exercised during 2006 but the 2006 Table does not include the value of such options. The Compensation Committee does not consider the value of a restorative option as 2006 compensation because a restorative option is a feature of an original option granted as long-term compensation in 2002 and earlier under Bank One programs and such options are not a component of our current executive compensation program.

The following table shows amounts reflected as equity awards in the 2006 Table and the SCT. Awards reported exclude any estimate of forfeitures related to service-based vesting conditions. The values of restorative options are shown in the column corresponding to the year of the original option granted.

I.B. 2006 Table and Summary compensation table reconciliation for equity awards

		Stock awards relating to:						Option awards relating to:
Name	Table	2001	2003	2004	2005	2006	Total	2000		2001		2002		2003	2004	2005	2006	Total
James Dimon	2006	$0	$0	$0	$0	$13,000,000	$13,000,000	$0		$0		$0		$0	$0	$0	$0	$0
	SCT	271,786	836,217	0	6,057,702	0	7,165,705	10,772,495		3,192,878		0		423,074	2,964,874	0	0	17,353,321
								(restorative options	)	(including $2,893,087 restorative options	)
Michael J. Cavanagh	2006	0	0	0	0	3,000,000	3,000,000	0		0		0		0	0	0	0	0
	SCT	33,971	133,795	510,416	729,183	0	1,407,365	133,240		32,630		579,805		63,463	618,832	651,733	142,057	2,221,760
								(restorative options	)			(restorative options	)
William B. Harrison, Jr.	2006	0	0	0	0	0	0	0		0		0		0	0	0	0	0
	SCT	0	950,009	0	12,600,022	0	13,550,031	0		0		0		942,154	2,964,374	0	0	3,906,528
Steven D. Black	2006	0	0	0	0	10,300,000	10,300,000	0		0		0		0	0	0	0	0
	SCT	0	675,004	1,414,586	5,110,013	10,300,000	17,499,603	0		0		0		504,138	0	912,426	0	1,416,564
William T. Winters	2006	0	0	0	0	10,300,000	10,300,000	0		0		0		0	0	0	0	0
	SCT	0	816,676	1,400,004	5,110,013	10,300,000	17,626,693	0		0		0		809,923	0	912,426	0	1,722,349

I.C. Summary compensation table (SCT)

Name and principal position	Year	Salary ($)	Bonus ($) (1)	Stock awards ($) (2)	Option awards ( $) (2)		Change in pension value and nonqualified deferred compensation earnings ($) (3)	All other compensation ($) (4)	Total ($)
James Dimon	2006	$1,000,000	$13,000,000	$7,165,705	$17,353,321		$46,445	$487,858	$39,053,329
Chairman and CEO					(including $13,665,582 restorative options	) (5)
Michael J. Cavanagh	2006	500,000	3,000,000	1,407,365	2,221,760		23,380	—	7,152,505
Chief Financial Officer					(including $713,045 restorative options	) (5)
William B. Harrison, Jr. (6)	2006	1,000,000	21,000,000	13,550,031	3,906,528		1,509,330	892,331	41,858,220
Former Chairman
Steven D. Black	2006	400,000	10,300,000	17,499,603	1,416,564		18,974	—	29,635,141
Co-CEO Investment Bank
William T. Winters (7)	2006	519,150	10,300,000	17,626,693	1,722,349		160,362	—	30,328,554
Co-CEO Investment Bank

1	Includes amounts awarded, whether paid or deferred.

2	The Firm’s accounting for employee stock-based incentives is described in Note 8 to the Firm’s financial statements in the Form 10-K for 2006, including how the Firm recognizes compensation expense for equity awards granted to retirement-eligible employees pursuant to SFAS 123R. Generally, such expenses will be recognized over an award’s stated service period for employees who are not retirement-eligible, or from the grant date until the retirement-eligibility date for employees who will become retirement eligible before the end of the stated service period. Beginning in 2006, the Firm will accrue during the performance year the estimated cost of stock awards expected to be granted to retirement-eligible employees at the next January grant date. For these purposes, retirement-eligible employees are employees entitled upon voluntary termination to continued vesting of equity awards, either immediately or in accordance with their schedule.

Messrs. Black and Winters were retirement-eligible as of January 2007 but Messrs. Dimon and Cavanagh were not. As a result, among other differences, the expense recognized for stock awards granted on January 18, 2007, in respect of 2006 performance is included in the Stock awards column for Messrs. Black and Winters but excluded for Messrs. Dimon and Cavanagh and the expense recognized for the full stock awards granted in January 2006 in respect of 2005 performance is also included in the Stock awards column for Messrs. Black and Winters but only a partial amount is included for Messrs. Dimon and Cavanagh. Mr. Harrison was not an employee on the grant date in January 2007 and as a result was not eligible to receive stock or other equity awards; the amount shown as stock awards for Mr. Harrison relates to 2003 and 2005.

3	Amounts shown include the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit and actuarial pension plans (including supplemental plans) from December 31, 2005, to December 31, 2006: Mr. Dimon, $46,445; Mr. Cavanagh, $23,380; Mr. Harrison, $0; Mr. Black, $18,974; and Mr. Winters, $42,653. Amounts shown also include earnings during 2006 in excess of 120% of the applicable federal rate on deferred compensation balances where the rate of return is not calculated in the same or in a similar manner as earnings on hypothetical investments available under the Firm’s qualified plans: Mr. Harrison, $1,509,330; and Mr. Winters, $117,709.

4	The following table describes each component of the All other compensation column:

All other compensation

Name	Personal use of aircraft ($)	Personal use of cars ($)	Security protection ($)	Life insurance ($)	Total ($)
James Dimon	$374,958	$111,116	$686	$1,098	$487,858
Michael J. Cavanagh	—	—	—	—	—
William B. Harrison, Jr.	224,405	130,333	536,495	1,098	892,331
Steven D. Black	—	—	—	—	—
William T. Winters	—	—	—	—	—

In connection with the Merger, certain executives residing in Chicago relocated their place of business to New York, including Mr. Dimon. Mr. Dimon and his family resided in Chicago at the time of the Merger and planned to keep Chicago as their home while their children completed high school. Mr. Dimon also continues to work in Chicago a portion of his time. The family plans to relocate to New York later this year. Although the Firm believes that most of Mr. Dimon’s travel between Chicago and New York would properly be characterized as business, all of such flights have been treated as personal commutation and $207,824 is included in the above table for such flights. The Firm does not reimburse taxes associated with imputed income arising out of the personal use of company aircraft or cars.

Incremental costs are determined as follows:

•

Aircraft: operating cost per flight hour for the aircraft type used developed by an independent reference source, including fuel, fuel additives, lubricants; landing and parking fees; crew expenses; small supplies and catering; maintenance labor and parts; engine restoration costs; and a maintenance service plan.

•

Cars: annual lease valuation of the assigned car; annual insurance premiums; fuel expense; estimated annual maintenance; and annual driver compensation, including salary, overtime, benefits and bonus. The resulting total is allocated between personal and business use based on mileage.

•	Security: direct expenditures by the Firm.

•	Life insurance: the cost of premiums paid by the Firm. These amounts are for basic life insurance coverage equal to one times salary.

5	Includes the following amounts recognized for restorative options issued in 2006 to Messrs. Dimon and Cavanagh: Mr. Dimon, $10,772,495 and $2,893,087 for a total of $13,665,582; and Mr. Cavanagh, $133,240 and $579,805 for a total of $713,045. The issuance of such options did not require Board approval and was not discretionary, but was as a result of their exercise of previously granted options with restoration terms. Stock options granted by Bank One in 2002 and earlier included a feature that provided for the issuance of options, called restorative options, upon exercise of the original option and upon later exercise of the restorative options. The restorative feature allows a grantee who exercises a stock option during the grantee’s employment, and who pays the exercise price with shares of the Firm’s common stock held for at least six months, to receive a restorative option to purchase the number of shares of common stock used to pay the exercise price and, for new options granted in 2001 and 2002, tax withholding obligations related to the option exercise. Restorative options become exercisable six months after issuance. The expiration date of a restorative option is the expiration date of the original stock option to which it relates, and the exercise price, is equal to the closing price of the Firm’s common stock on the date prior to the date the restorative option is issued. Restorative options enable the holder to exercise an option while retaining after the exercise the same potential gain as if the original option had been held to maturity. The total number of shares issued under an option with a restorative feature never exceeds the number covered by the original grant.

6	On January 25, 2007, Mr. Harrison forfeited a total of 259,696 shares of restricted stock and RSUs that would have vested if the average of the closing prices of JPMorgan Chase common stock for 10 consecutive trading days had equalled or exceeded $52 by such date.

7	Mr. Winters is located in London and his annual salary is designated as £282,400, paid monthly. The blended applicable spot rate used to convert Mr. Winters’ salary to U.S. dollars on the twelve monthly payroll dates in 2006 was 1.838 U.S. dollars per pound sterling.

II. 2006 Grants of plan-based awards

				Stock awards	Option awards
Name	Grant date		Approval date	Number of shares of stock or units (#)	Number of securities underlying options (#)	Exercise price ($/Sh)	Closing price on option grant date ($/Sh)	Grant date fair value ($) (1)

2006 Compensation determinations – The following provides information on RSUs granted for 2006 and SARs granted in 2006 to each of the Firm’s Named Executive Officers as part of 2006 compensation determinations.

James Dimon	01/18/07	(2)	01/16/07	269,431				$13,000,000
Michael J. Cavanagh	01/18/07	(2)	01/16/07	62,177				3,000,000
	10/19/06	(3)	10/17/06		200,000	$46.79	$46.87	2,176,201
William B. Harrison, Jr.				N/A	N/A			N/A
Steven D. Black	01/18/07	(2)	01/16/07	213,472				10,300,000
William T. Winters	01/18/07	(2)	01/16/07	213,472				10,300,000

Restorative options – The following provides information on options issued in 2006 as a result of the exercise of previously granted options with restoration terms:

James Dimon	04/20/06		(4)		862,835	$42.62	$42.60	$10,772,495
	04/20/06		(4)		231,725	42.62	42.60	2,893,087
Michael J. Cavanagh	05/01/06		(4)		10,006	45.38	44.78	133,240
	05/01/06		(4)		43,542	45.38	44.78	579,805

1	The grant date fair value of stock options listed in the table represents the aggregate SFAS 123R values of these options. The per option SFAS 123R grant date fair value was $12.485 for the restorative stock options granted Mr. Dimon on April 20, 2006, $13.316 for the restorative stock options granted Mr. Cavanagh on May 1, 2006, and $10.881 for the SARs granted Mr. Cavanagh on October 19, 2006. See Note 8 to the Firm’s financial statements in the Form 10-K for 2006, for the assumptions used in determining the grant date fair values. The grant date fair value of the RSUs granted on January 18, 2007, was determined by multiplying the number of RSUs granted by the fair market value of the Firm’s common stock on that date.

2	The stock awards granted on January 18, 2007, were RSUs related to 2006 performance. The RSUs vest in two equal installments on January 25, 2009 and 2010. Each restricted stock unit represents the right to receive one share of common stock on the vesting date and non-preferential dividend equivalents, payable in cash, equal to any dividends paid during the vesting period. RSUs have no voting rights. For awards granted in January 2006 related to 2005 performance, see our proxy statement dated March 31, 2006, at page 12.

3	The stock options granted to Mr. Cavanagh on October 19, 2006, were in the form of SARs. Upon exercise, each SAR entitles Mr. Cavanagh to receive an amount equal to the difference between the fair market value of one share of the Firm’s common stock on the date the SAR is exercised and the exercise price, settled only in shares of the Firm’s common stock, net of share withholding required to satisfy tax obligations. The SARs have a 10-year term and become exercisable in equal annual installments 3, 4 and 5 years after grant. Shares resulting from exercise must be held at least until 5 years after the grant. For a description of termination provisions, see Periodic equity awards at page 13. The exercise price of the SARs granted to Mr. Cavanagh on October 19, 2006, equaled the average of the high and low of the Firm’s common stock on the grant date.

4	The stock options issued to Mr. Dimon on April 20, 2006, and to Mr. Cavanagh on May 1, 2006, were as a result of their exercise of restorative options granted to them under a heritage Bank One program. See note 5 to Table I.C., Summary compensation table.

III. Outstanding equity awards at fiscal year-end 2006

The following table shows the number of shares of the Firm’s common stock underlying (i) exercisable and unexercisable stock options and SARs and (ii) RSUs that have not yet vested held by the Firm’s Named Executive Officers on December 31, 2006.

	Option awards						Stock awards
Name	Number of securities underlying unexercised options: # exercisable (1)	Number of securities underlying unexercised options: # unexercisable (1)	Option exercise price ($)	Option expiration date	Option grant date (2)		Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Stock award grant date (2)
James Dimon	660,000	—	$29.9621	08/15/2009	08/15/2003	(a)	—
	641,156	—	28.8636	03/27/2010	04/23/2001	(b)	—
	862,835	—	42.6200	03/27/2010	04/20/2006	(b)	—
	1,223,330	—	30.0606	03/27/2010	07/21/2003	(b)	—
	231,725	—	42.6200	02/09/2011	04/20/2006	(b)	35,051		01/15/2002	(j)
	369,600	92,400	31.2197	04/16/2012	04/16/2002	(c)	64,706		01/20/2004	(k)
	—	600,481	37.4700	01/20/2015	01/20/2005	(d)	321,963		01/19/2006	(d)

Total awards (#)	3,988,646	692,881					421,720	$20,369,076

Market value of unexercised in-the-money options ($) (1)	$59,407,563	$8,081,429

Michael J. Cavanagh	99,000	—	29.9621	08/15/2009	08/15/2003	(a)	—
	34,804	—	39.1700	05/01/2010	11/15/2004	(b)	—
	10,006	—	45.3800	05/01/2010	05/01/2006	(b)	—
	53,350	—	23.1061	05/01/2010	05/01/2000	(c)	—
	43,542	—	45.3800	04/16/2012	05/01/2006	(b)	—
	—	13,200	31.2197	04/16/2012	04/16/2002	(c)	4,381		01/15/2002	(j)
	—	200,000	37.4700	01/20/2015	01/20/2005	(e)	10,353		01/20/2004	(k)
	—	250,000	34.7800	10/20/2015	10/20/2005	(e)	32,693		01/20/2005	(d)
	—	200,000	46.7900	10/19/2016	10/19/2006	(e)	44,718		01/19/2006	(d)

Total awards (#)	240,702	663,200					92,145	$4,450,604

Market value of unexercised in-the-money options ($) (1)	$3,633,667	$6,073,460

William B. Harrison, Jr.	55,000	—	30.7709	01/21/2007	01/21/1997	(a)	—
	330,000	—	35.3033	01/20/2008	01/20/1998	(f)	—
	330,000	—	49.0000	01/19/2009	01/19/1999	(f)	—
	900,000	—	49.5417	12/21/2009	12/21/1999	(c)	—
	448,050	—	49.2133	01/19/2010	01/19/2000	(f)	—
	433,425	—	51.2200	01/18/2011	01/18/2001	(f)	—
	1,464,272	—	51.2200	01/18/2011	01/18/2001	(g)	—
	423,340	—	36.8500	01/17/2012	01/17/2002	(a)	118,582		07/18/2001	(l)
	316,873	—	21.8700	02/12/2013	02/12/2003	(d)	141,114		01/17/2002	(l)
	213,964	213,964	39.9600	02/11/2014	02/11/2004	(d)	54,047		02/12/2003	(m)
	—	600,481	37.4700	01/20/2015	01/20/2005	(d)	321,963		01/19/2006	(d)

Total awards (#)	4,914,924	814,445					635,706	$30,704,600

Market value of unexercised in-the-money options ($) (1)	$20,259,668	$8,287,669

Steven D. Black	120,958	—	49.6042	04/27/2010	04/27/2000	(f)	—
	29,286	—	51.2200	01/18/2011	01/18/2001	(f)	—
	292,855	—	51.2200	01/18/2011	01/18/2001	(g)	—
	142,877	—	36.8500	01/17/2012	01/17/2002	(h)	—
	162,823	—	36.8500	01/17/2012	01/17/2002	(f)	—
	304,527	—	21.8700	02/12/2013	02/12/2003	(d)	50,676		02/11/2004	(d)
	114,489	114,490	39.9600	02/11/2014	02/11/2004	(d)	90,606		01/20/2005	(d)
	—	350,000	34.7800	10/20/2015	10/20/2005	(e)	130,574		01/19/2006	(d)

Total awards (#)	1,167,815	464,490					271,856	$13,130,645

Market value of unexercised in-the-money options ($) (1)	$12,503,752	$5,686,847

	Option awards						Stock awards
Name	Number of securities underlying unexercised options: # exercisable (1)	Number of securities underlying unexercised options: # unexercisable (1)	Option exercise price ($)	Option expiration date	Option grant date (2)		Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Stock award grant date (2)
William T. Winters	1,880	—	$35.3886	07/15/2008	07/16/1998	(i)	—
	109,120	—	35.3886	07/15/2008	07/16/1998	(a)	—
	370,000	—	34.6522	01/19/2009	01/20/1999	(g)	—
	544	—	36.6808	07/19/2009	07/20/1999	(h)	—
	276,956	—	36.6808	07/19/2009	07/20/1999	(c)	—
	292,855	—	51.2200	01/18/2011	01/18/2001	(g)	—
	320,228	—	51.2200	01/18/2011	01/18/2001	(a)	—
	109,615	—	51.2200	01/18/2011	01/18/2001	(d)	—
	666,741	—	44.9950	07/02/2011	07/02/2001	(a)	—
	187,289	—	36.8500	01/17/2012	01/17/2002	(h)	—
	347,737	—	21.8700	02/12/2013	02/12/2003	(d)	61,312		02/11/2004	(d)
	183,934	183,934	39.9600	02/11/2014	02/11/2004	(d)	89,672		01/20/2005	(d)
	—	350,000	34.7800	10/20/2015	10/20/2005	(e)	130,574		01/19/2006	(d)

Total awards (#)	2,866,899	533,934					281,558	$13,599,251

Market value of unexercised in-the- money options ($) (1)	$24,779,916	$6,266,010

1	Value based on $48.30, the closing price per share of our common stock on December 29, 2006.

2	The awards set forth in the table have the following vesting schedule:

(a)	3 equal installments in years 1, 2 and 3

(b)	Restorative options (but not the original grant to which they relate) vest 100% after 6 months

(c)	5 equal installments in years 1, 2, 3, 4 and 5

(d)	2 equal installments in years 2 and 3

(e)	3 equal installments in years 3, 4 and 5

(f)	4 equal installments in years 1, 2, 3 and 4

(g)	100% after 5 years

(h)	100% after 1 year

(i)	2 equal installments in years 1 and 2

(j)	2 equal installments in years 3 and 5

(k)	100% after 3 years

(l)	See note 6 to Table I.C., Summary compensation table

(m)	2 equal installments in years 2 and 3; distributable in January of the year following retirement

IV. 2006 Option exercises and stock vested table

The following table shows the number of shares acquired and the value realized on (i) the exercise of stock options and (ii) the vesting of RSUs during 2006 for each of the Firm’s Named Executive Officers.

With respect to option awards, the option exercises by Messrs. Dimon and Cavanagh were of options with restoration features and resulted in the issuance of the options shown in Table II, 2006 Grants of plan-based awards under the heading Restorative options. The option exercises by Messrs. Harrison and Winters were of options scheduled to expire in 2007.

With respect to stock awards, vestings relate to grants made in prior years that vested with the passage of time. Except for Mr. Cavanagh, who has not been a Named Executive Officer in prior years, each of such grants was previously reported in the Summary compensation tables in earlier proxy statements. The amounts shown as vested for Messrs. Black and Winters were deferred and are reflected in Table VI, 2006 Non-qualified deferred compensation.

	Option awards			Stock awards
Name	Number of shares acquired on exercise (#)		Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
James Dimon	1,710,720	(1)	$36,136,907	68,218	$2,595,695
	283,800	(1)	3,949,219	—	—
Michael J. Cavanagh	19,650	(1)	437,682	10,233	389,366
	52,800	(1)	747,664	3,485	138,006
William B. Harrison, Jr.	200,000		3,195,320	242,314	10,025,786
Steven D. Black	—		—	101,431	3,891,907
William T. Winters	92,500		1,381,266	119,268	4,576,313

1	Shares were issued in connection with the exercise of restorative options. See note 5 to Table I.C., Summary compensation table.

V. 2006 Pension benefits

The table below quantifies the retirement benefits expected to be paid to our Named Executive Officers under the Firm’s current retirement plans and plans closed to new participants. The terms of the plans are described below the table. No payments were made under these plans during 2006.

Name	Plan name	Number of years of credited service (#)	Present value of accumulated benefit ($)
Benefits pursuant to current plans:
James Dimon	Retirement Plan	6	$41,905
	Excess Retirement Plan	6	156,618
Michael J. Cavanagh	Retirement Plan	6	38,151
	Excess Retirement Plan	6	83,138
William B. Harrison, Jr.	Retirement Plan	39	1,388,762
	Excess Retirement Plan	39	2,518,583
Steven D. Black	Retirement Plan	6	49,098
	Excess Retirement Plan	6	30,781
William T. Winters	Retirement Plan	23	201,612
	Excess Retirement Plan	23	71,236
Benefits pursuant to plans closed to new participants:
William B. Harrison, Jr.	Special Benefit Plan	—	$12,576,195
	Executive Retirement Plan	15	2,509,953
	Benefit Equalization Plan	38	708,229
	Executive Cash Balance Retirement Plan	39	4,360,274

Retirement Plan – This is a qualified noncontributory U.S. defined benefit pension plan that provides benefits to substantially all U.S. employees. The plan employs a cash balance formula, in the form of pay and interest credits, to determine the benefits to be provided at retirement, based upon eligible salary and years of service. The valuation method and all material assumptions used to calculate the amounts above are consistent with those reflected in Note 7 to the Firm’s financial statements in the Form 10-K for 2006. Employees begin to accrue plan benefits after completing one year of service, and benefits generally vest after five years of service. Pay credits are equal to a percentage of base salary up to the legal limit ($220,000 in 2006), based on years of service (currently 3% to 9%, with certain formulas preserved from heritage company plans of up to 14%). Interest credits generally equal the yield on one-year treasury bills plus one percent (subject to a minimum of 4.5%). Account balances include the value of benefits earned under prior heritage company plans, if any. Benefits are payable as an actuarially equivalent lifetime annuity with survivorship rights (if married) or optionally under a variety of other payment forms, including a single-sum distribution. In 2007, the Named Executive Officers will earn the following pay credit percentages: Mr. Dimon, 4%; Mr. Cavanagh, 4%; Mr. Black, 4%; and Mr. Winters, 8%. Mr. Harrison retired as of December 31, 2006.

Excess Retirement Plan – The purpose of this non-qualified plan is to offer benefits precluded by operation of law to participants in the Retirement Plan. Benefits are determined and payable under the same terms and conditions as the Retirement Plan, reflecting base salary in excess of IRS limits (up to $1 million) and benefit amounts in excess of IRS limits.

Plans closed to new participants –

Special Benefit Plan – On December 14, 2004, the Board approved a single life annuity benefit of $2 million for Mr. Harrison to commence at termination as a non-qualified Special Benefit Plan. The amount is subject to actuarial adjustments for other benefit payment forms. This plan was designed to achieve an overall level of benefit for Mr. Harrison. Payment of this benefit is reduced by the value of all other retirement benefits payable to Mr. Harrison. The Retirement Plan and Excess Retirement Plan are described above. A description of the other plans that also reduce the Special Benefit follows:

Executive Retirement Plan – This non-qualified plan was intended to enhance long-term financial security to key members of the executive team. Benefits are equal to a fixed dollar amount credited for each year of participation based on salary grade. Benefits are payable as a lifetime annuity with survivorship rights (if married). Participation was contingent upon the employee entering into an agreement to obtain life insurance, with the Firm as beneficiary following retirement. Benefits are paid unreduced at age 60 to participants who terminate on or after age 55 with at least five years of service.

Benefit Equalization Plan – This non-qualified plan was designed to provide supplemental retirement benefits to a select group of management or highly compensated employees who were previously covered by retirement plans of certain heritage organizations. Benefits are equal to 2% of the participant’s final average base compensation multiplied by years of credited service, to a maximum of 30 years. Benefits paid under the plan are reduced by the value of benefits payable under the Retirement Plan, the Excess Retirement Plan, and the Executive Retirement Plan. Benefits are payable as a lifetime annuity with survivorship rights (if married). Normal retirement is at age 60 with at least 10 years of service.

Executive Cash Balance Retirement Plan – This non-qualified plan was designed to provide supplemental retirement benefits to a select group of management or highly compensated employees who were previously covered by retirement plans of certain heritage organizations. Benefits are determined and payable under the same terms and conditions as the Retirement Plan without regard to IRS limitations on amounts of includible compensation and maximum benefits. Compensation under the plan also includes annual incentive bonuses, up to 100% of base compensation. Account balances may include the value of benefits that would have been earned under prior heritage company plans had such plans continued through December 31, 1996. The amount payable under the plan is reduced by the value of benefits payable under the Retirement Plan, the Excess Retirement Plan, the Executive Retirement Plan, and the Benefits Equalization Plan. Normal retirement is at age 60 with at least 10 years of service.

Present value of accumulated benefits – Present values in the 2006 Pension benefits table are based on certain assumptions, some of which are disclosed in the Form 10-K for 2006. Key assumptions include a 5.95% discount rate, RP 2000 combined white-collar mortality projected to 2015, 5.25% cash balance interest crediting rate, and lump sums calculated using a 5.25% interest rate and IRS mortality. We assumed benefits would commence at normal retirement date or unreduced retirement date, if earlier. No death or turnover was assumed prior to retirement date.

VI. 2006 Non-qualified deferred compensation

Name	Executive contributions in last fiscal year ($)		Registrant contributions in last fiscal year ($)	Aggregate earnings in last fiscal year ($) (1)		Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year end ($)
James Dimon	$—		$—	$6,042		$—	$124,161
Michael J. Cavanagh	—		—	5,188		—	52,051
William B. Harrison, Jr.	—		—	2,860,015	(2)	—	21,579,278	(3)
Steven D. Black	3,891,907	(4)	—	1,857,007	(2)	—	8,622,440
William T. Winters	5,802,497	(4)	—	4,346,599	(2)	—	32,527,121	(5)

1	The Deferred Compensation Plan allows participants to direct their deferrals among several investment choices, including JPMorgan Chase common stock; a proprietary multi-strategy fund; an interest income fund and the JPMC general account of Prudential Insurance Company of America; and Hartford funds indexed to fixed income, bond, balanced, S&P 500, Russell 2000 and international portfolios. In addition, there are balances in deemed investment choices from heritage company plans that are no longer open to new deferrals including: Deferred Supplemental Income Benefit/Deferred Income Benefit Award (DSIB/DIBA); Inflation Protection Annuity (IPA); and a private equity alternative. Investment returns in 2006 for the investment choices were: Short-term Fixed Income, 5.20%; Interest Income, 5.70%; Lehman Brothers Aggregate Bond Index, 4.24%; Balanced Portfolio, 9.91%; S&P 500 Index, 15.79%; Russell 2000 Index, 18.07%; International, 26.75%; Multi-Strategy I, 10.22%; Multi-Strategy II, 8.81%; JPMorgan Chase stock, 25.60%; DSIB/DIBA, depending on the years of deferral and age of the employee, 8.21% and 9.82%; Private equity, depending on the years of deferral, 28.76% and 38.09%; and IPA, 5.98%. The Supplemental Savings and Investment Plan (SSIP) is a heritage plan applicable to former Bank One employees that is no longer open to new employees. It functions similarly to the Deferred Compensation Plan. Investment returns in 2006 for SSIP investment choices were: Short-Term Fixed Income, 5.12%, Mid Cap Growth, 11.12%; Small Cap Blend, 18.20%; and International Small Cap, 26.46%.

Beginning with deferrals credited January 2005, participants were required to elect to receive distribution of the deferral balance beginning either following retirement or termination or in a specific year but no earlier than the second anniversary of the date the deferral would otherwise have been paid. If retirement or termination were elected, payments will commence during the calendar year following retirement or termination. Participants may elect the distribution to be lump sum or annual installment for a maximum of 15 years. With respect to deferrals made after December 31, 2005, account balances are automatically paid as a lump sum in the year following termination if employment terminates for any reason other than job elimination, retirement, or disability.

2	Includes dividends credited on balances indexed to JPMorgan Chase common stock.

3	Includes Mr. Harrison’s interest in DSIB. Had Mr. Harrison commenced payment of his DSIB benefit at year end 2006, he would have been entitled to an annual annuity of $1,370,554 for fifteen years.

4	Includes portions of 2005 restricted stock unit awards which vested in 2006 when the election to defer was made prior to March 15, 2006. Beginning on that date, no new deferral elections have been permitted relative to equity awards.

5	Includes Mr. Winters’ interest in DSIB. Had Mr. Winters commenced payment of his DSIB benefit at year end 2006, he would have been entitled to an annual annuity of $623,739 for fifteen years.

VII. 2006 Potential payments upon termination or change-in-control

The following table describes and quantifies the benefits and compensation to which the Named Executive Officers would have been entitled under existing plans and arrangements if their employment had terminated on December 31, 2006, based on their compensation and service on that date. The amounts shown in the table do not include payments and benefits available generally to salaried employees upon termination of employment, such as accrued vacation pay, distributions from the 401(k), pension and deferred compensation plans, or any death, disability or post-retirement welfare benefits available under broad-based employee plans. For information on the pension and deferred compensation plans, see Table V, 2006 Pension benefits and Table VI, 2006 Non-qualified deferred compensation. The following table shows the value of unvested RSUs and stock options and SARs that would vest on the executive’s termination of employment or continue to vest following termination, based on the closing price of our common stock on December 29, 2006. (On a per share basis, for RSUs this is the value of the underlying share on that date, regardless of the remaining vesting period, and for stock options and SARs it is the stock price minus the grant price.)

Mr. Harrison retired effective December 31, 2006. See Severance and termination provisions at page 14 for arrangements agreed in connection with his retirement. Based on his age and years of service, Mr. Harrison was entitled to full or continued vesting under the terms of his outstanding equity awards.

None of the Named Executive Officers is covered by any change-in-control provisions.

				Acceleration/Continuation of equity awards
Name	Termination reason	Severance ($)	Continuation of medical/ welfare benefits (present value) ($)	Option awards ($)	Stock awards ($)
James Dimon (1)	Involuntary without cause
	or resigns for good reason	$2,000,000	$23,678	$8,081,429	$20,369,076
	Disability (2)	—	90,906	8,081,429	20,369,076
	Death (2)	—	—	8,081,429	20,369,076
Michael J. Cavanagh (3)	Involuntary without cause	1,000,000	14,651	2,391,460	4,450,604
	Disability	—	—	3,067,460	4,450,604
	Death	—	—	3,067,460	4,450,604
	Resignation	—	—	—	—
William B. Harrison, Jr.	Retirement	—	—	8,287,669	18,161,283
Steven D. Black (3)	Involuntary without cause	800,000	14,444	954,847	13,130,645
	Disability	—	—	1,901,247	13,130,645
	Death	—	—	1,901,247	13,130,645
	Resignation (4)	—	—	954,847	13,130,645
William T. Winters (3)	Involuntary without cause	800,000	15,829	1,534,010	13,599,251
	Disability	—	—	2,480,410	13,599,251
	Death	—	—	2,480,410	13,599,251
	Resignation (4)	—	—	1,534,010	13,599,251

1	For a description of Mr. Dimon’s transitional employment agreement, which terminates May 15, 2007, see Severance and termination provisions at page 14.

2	Under Mr. Dimon’s transitional employment agreement, if his employment had terminated December 31, 2006, because of his disability or death, no severance would have been payable, but he (or his estate) would have been entitled to a bonus for 2006 of $8.4 million.

3	For a description of our executive severance policy, and vesting and exercisability provisions applicable to equity awards, see Severance and termination provisions at page 14. Severance is payable over a two-year period after termination of employment, subject to a six-month delay in commencement if required by Section 409A of the Internal Revenue Code of 1986, as amended.

4	If Messrs. Black or Winters resigns, each is entitled to continued vesting of equity awards, either immediately or in accordance with their schedule. Such entitlement is generally subject to execution of a general release in favor of the Firm, notice requirements, and post-termination employment conditions for the duration of the vesting period or one year following termination if longer. Vesting entitlement is determined based on age and years of service, as specified in the terms applicable to a particular equity award. Current awards specify that combined age and service must equal or exceed 60, with a minimum of five years of continuous service.

Additional information about our directors and executive officers

Section 16(a) beneficial ownership reporting compliance

Our directors and executive officers filed reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2006 each of our directors and executive officers has complied with applicable reporting requirements for transactions in our equity securities.

Policies and procedures for approval of related persons transactions

The Firm has adopted a written Transactions with Related Persons Policy (Policy) which sets forth the Firm’s policies and procedures for reviewing and approving transactions with related persons, basically its directors, executive officers, 5% shareholders, and their immediate family members. The transactions covered by the Policy include any financial transaction, arrangement or relationship in which the Firm is a participant, the related person has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year.

After becoming aware of any transaction which may be subject to the Policy, the related person is required to report all relevant facts with respect to the transaction to the General Counsel of the Firm. Upon determination by the General Counsel that a transaction requires review under the Policy, the material facts respecting the transaction and the related person’s interest in the transaction are provided, in the case of directors, to the Governance Committee and, in the case of executive officers and 5% shareholders, to the Audit Committee.

The transaction is then reviewed by the applicable committee, which then determines whether approval or ratification of the transaction shall be granted. In reviewing a transaction, the applicable committee considers facts and circumstances which it considers relevant to its determination. Material facts may include management’s assessment of the commercial reasonableness of the transaction, the materiality of the related person’s direct or indirect interest in the transaction, whether the transaction may involve an actual or the appearance of a conflict of interest, and, if the transaction involves a director, the impact of the transaction on the director’s independence.

Certain types of transactions are pre-approved in accordance with the terms of the Policy. These include transactions in the ordinary course of business involving financial products and services provided by the Firm, including loans, provided such transactions are in compliance with the Sarbanes-Oxley Act, Federal Reserve Board Regulation O and other applicable laws and regulations.

Transactions with directors, executive officers, and 5% shareholders

Our directors and executive officers and their immediate family members, and Barclays Global Investors, NA (Barclays) and its affiliated entities, beneficial owner of more than 5% of our outstanding common stock, were customers of, or had transactions with, JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2006. Additional transactions may be expected to take place in the future. Any outstanding loans to directors, executive officers, their immediate family members, and Barclays, and any transactions involving other financial products and services provided by the Firm such as banking, brokerage, investment and financial advisory products and services to such persons were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to the Firm, and did not involve more than normal risk of collectibility or present other unfavorable features.

The fiduciary committees for the JPMorgan Chase Retirement Plan and the JPMorgan Chase 401(k) Savings Plan have entered into Investment Management and Custody Agreements with Barclays giving Barclays the discretionary authority to manage certain assets on behalf of each Plan. Pursuant to these agreements, Barclays received fees of $1,117,385 for 2006.

In December 2005, approximately 2,900 JPMorgan Chase employees were given an opportunity to invest on an unleveraged, after-tax basis in OEP II Co-Investors, LP (OEP II Co-Investors), a limited partnership that invests in the private equity investments made by One Equity Partners (OEP), a subsidiary of the Firm. All investments made by OEP II Co-Investors will be made over a multi-year period on a fixed pro rata basis with all private equity investments made by OEP, in the same class of securities and on substantially the same terms and conditions. Accordingly, OEP II Co-Investors exercises no discretion over whether or not to participate in or dispose of any particular investment. The Firm’s executive officers, except for Messrs. Dimon and Cavanagh, were provided this investment opportunity.

Distributions, consisting of return of capital and realized gain, to the Firm’s executive officers who invested in OEP II Co-Investors that exceeded $120,000 in 2006 were: Frank J. Bisignano, $137,185; Steven D. Black, $228,641; William B. Harrison, Jr., $228,641; and Charles W. Scharf, $171,481.

Prior to the Merger, a similar investment opportunity, OEP Co-Investors LLC (OEP I Co-Investors), was made available by Bank One. Distributions, consisting of return of capital and realized gain, to the Firm’s executive officers who invested in OEP I Co-Investors that exceeded $120,000 in 2006 were: Charles W. Scharf, $329,818.

Also, prior to the Merger, the Firm offered eligible employees the opportunity to co-invest in investments made by JPMorgan Partners, and executive officers were eligible to participate in such investments until 2002. Employee-investors purchased common equity interests on an after-tax basis in annually-formed limited partnerships (JPMP Partnerships) each of which invested in the general pool of private equity investments made by JPMorgan Partners during the year the limited partnership was formed. Each year the Firm made a preferred capital contribution alongside the employee-investors equal to three times the amount of capital invested in the JPMP Partnership by the employee-investors and also purchased common equity interests on terms consistent with the common equity investments of the employee-investors. In consideration for the preferred capital contribution, the Firm receives a specified fixed rate of return. This fixed rate of return is equal to 8% (cumulative but not compounded) for the JPMP Partnerships investing during the years 1997 through 2000 and 7% (cumulative and compounded) for the JPMP Partnerships thereafter. Upon distribution of any JPMP Partnership assets (including cash proceeds received upon the disposition of an investment), the general partner’s preferred capital contribution and the applicable accrued fixed rate of return is paid to the general partner. Thereafter, all further JPMP Partnership asset distributions are made to the holders of the common equity interests.

Executive officers of the Firm for which the sum exceeded in the aggregate $120,000 of (i) the outstanding balances as of December 31, 2006, of the aggregate preferred equity contributions made by the Firm in JPMP Partnerships and (ii) distributions, consisting of return of capital and realized gain, made in 2006 by JPMP Partnerships were: John F. Bradley, balances of $132,810 and distributions of $59,503; Ina R. Drew, balances of $29,467 and distributions of $203,091; and William B. Harrison, Jr., balances of $44,200 and distributions of $79,343. Mr. Bradley and Mr. Winters have outstanding loans entered into in 2000 from a J.P. Morgan & Co. Incorporated co-investment partnership (JPM Co. Partnership). Mr. Bradley’s outstanding balance at December 31, 2006, was $163,976, of which $45,400 is a recourse loan payable in June 2010 and $118,576 is a nonrecourse loan payable in June 2015. Mr. Winters’ outstanding balance at December 31, 2006, was $298,917, all of which is a nonrecourse loan payable in June 2015. The interest rate on these loans is LIBOR plus 150 basis points, reset quarterly. Distributions, consisting of return of capital and realized gain, to Mr. Bradley and Mr. Winters from the JPM Co. Partnership in 2006 were $24,719 and $78,626, respectively.

Compensation & Management Development Committee interlocks and insider participation

The members of the Compensation Committee are listed on page 6. No member of the Compensation Committee is or ever was a JPMorgan Chase officer or employee. No JPMorgan Chase executive officer is, or was during 2006, a member of the board of directors or compensation committee (or other committee serving an equivalent function) of another company that has, or had during 2006, an executive officer serving as a member of our Board or Compensation Committee. All of the members of the Committee, or their immediate family members, were or may have been customers of or had transactions with JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2006. Additional transactions may be expected to take place in the future. Any outstanding loans to the directors and their immediate family members, and any transactions involving other financial products and services provided by the Firm such as banking, brokerage, investment and financial advisory products and services to such person were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to the Firm, and did not involve more than normal risk of collectibility or present other unfavorable features.

Compensation & Management Development Committee report

The Compensation & Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Dated as of March 20, 2007

Compensation & Management Development Committee

Lee R. Raymond (Chairman)

Stephen B. Burke

William H. Gray, III

John W. Kessler

David C. Novak

William C. Weldon

Audit Committee report

Four non-management directors comprise the Audit Committee of the Board of Directors of JPMorgan Chase. The Committee operates under a written charter adopted by the Board. The Board has determined that each member of our Committee has no material relationship with the Firm under the Board’s director independence standards and that each is independent under the listing standards of the New York Stock Exchange, where the Firm’s securities are listed, and under the Securities and Exchange Commission’s standards relating to the independence of audit committees.

Management is responsible for the Firm’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP (PwC), the Firm’s independent registered public accounting firm, is responsible for performing an independent audit of JPMorgan Chase’s consolidated financial statements in accordance with auditing standards promulgated by the Public Company Accounting Oversight Board and for auditing management’s assessment of the effectiveness of internal control over financial reporting. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the General Auditor, who is accountable to the Audit Committee. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, we met and held discussions with management, the internal auditors and PwC. Management represented to us that JPMorgan Chase’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We reviewed and discussed the consolidated financial statements with management and PwC. We also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

PwC provided us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with PwC their independence.

Based on our discussions with management, the internal auditors, and PwC, as well as our review of the representations of management and PwC’s report to us, we recommended to the Board, and the Board has approved, including the audited consolidated financial statements in JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. Subject to shareholder ratification, we also approved the appointment of PwC as JPMorgan Chase’s independent registered public accounting firm for 2007.

We annually review our written charter and our practices. We have determined that our charter and practices are consistent with the listing standards of the New York Stock Exchange and the provisions of the Sarbanes-Oxley Act of 2002.

Dated as of February 21, 2007

Audit Committee

Laban P. Jackson, Jr. (Chairman)

John H. Biggs

Crandall C. Bowles

Richard A. Manoogian

Proposal 2 – Appointment of independent registered public accounting firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC), 300 Madison Avenue, New York, New York 10017, as the Firm’s independent registered public accounting firm to audit the financial statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2007. A resolution will be presented at the meeting to ratify their appointment. If the shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

A member of PwC will be present at the annual meeting, and will have the opportunity to make a statement and be available to respond to appropriate questions by shareholders.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Firm’s independent registered public accounting firm.

Fees paid to PricewaterhouseCoopers LLP

Aggregate fees for professional services rendered for JPMorgan Chase by PwC for the years ended December 31, 2006 and 2005, were:

($ in millions)	2006	2005
Audit	$38.3	$36.1
Audit-related	13.8	10.4
Tax	7.7	8.7
All other	0.0	0.0
Total	$59.8	$55.2

Excluded from 2006 and 2005 amounts are Audit, Audit-related, and Tax fees aggregating $13.2 million and $11.4 million, respectively, paid to PwC by private equity funds, commingled trust funds and special purpose vehicles that are managed or advised by subsidiaries of JPMorgan Chase but are not consolidated with the Firm.

Audit fees – Audit fees for the years ended December 31, 2006 and 2005, were $33.8 million and $31.6 million, respectively, for the annual audit and quarterly reviews of the consolidated financial statements and $4.5 million and $4.5 million, respectively, for services related to statutory/subsidiary audits, attestation reports required by statute or regulation, and comfort letters and consents in respect of Securities and Exchange Commission filings.

Audit-related fees – Audit-related fees are comprised of assurance and related services that are traditionally performed by the independent registered public accounting firm. These services include attest and agreed-upon procedures not required by statute or regulation, which address accounting, reporting and control matters. These services are normally provided by PwC in connection with the recurring audit engagement.

Tax fees – Tax fees for 2006 and 2005 were $4.9 million and $5.7 million, respectively, for tax return compliance and $2.8 million and $3.0 million, respectively, for other tax services. Other tax work includes tax advice regarding routine business transactions primarily related to private equity operations.

All other fees – JPMorgan Chase’s current policy restricts the use of PwC to Audit, Audit-related and Tax services only.

Audit Committee pre-approval policies and procedures

JPMorgan Chase’s policy on the use of PwC’s services is not to engage its independent registered public accounting firm for services other than Audit, Audit-related and Tax services.

The Audit Committee has adopted pre-approval procedures for services provided by the independent registered public accounting firm that are reviewed and ratified annually. These procedures require that the terms and fees for the annual Audit service engagement be pre-approved by the Audit Committee. In addition, for Audit, Audit-related and Tax services, the Audit Committee has pre-approved a list of these services and a budget of related fees, which are documented in the pre-approval policy. All requests or applications for PwC Audit, Audit-related and Tax services must be submitted to the Firm’s Corporate Controller to determine if such services are included within the list of services that have received Audit Committee pre-approval. All requests for Audit, Audit-related and Tax services not included in the pre-approval policy and all fee amounts in excess of pre-approved budgeted fee amounts must be specifically approved by the Audit Committee. In addition, all requests for Audit, Audit-related and Tax services, irrespective of whether they are on the pre-approved list, in excess of $250,000 require specific approval by the Chairman of the JPMorgan Chase Audit Committee. JPMorgan Chase’s pre-approval policy does not provide for a de minimis exception pursuant to which the requirement for pre-approval may be waived.

Proposals 3-10: Shareholder proposals

Proposal 3 – Stock options

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, the holder of record of 1,044 shares of common stock, has advised us that she plans to introduce the following resolution:

RESOLVED: “That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to ANYONE, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).”

REASONS: “Stock option awards have gone out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.”

There are other ways to “reward” executives and other employees, including giving them actual STOCK instead of options.

Recent scandals involving CERTAIN financial institutions have pointed out how analysts CAN manipulate earnings estimates and stock prices.

Last year the owners of 95,422,307 shares, representing approximately 4% of shares voting, voted FOR this proposal.

“If you AGREE, please vote YOUR proxy FOR this resolution.”

Board response to proposal 3:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The proposal is unduly restrictive – The Board believes that this proposal which calls for a complete ban on any future stock option grants to the Firm’s employees, is unduly restrictive and extreme. Although there has been criticism over the granting of excessive stock options, there is little support for their outright elimination. A total prohibition on stock option grants deprives the Firm of needed flexibility in designing effective incentives since it significantly limits the Board’s ability to modify compensation practices based on future circumstances. Totally eliminating stock options would be inconsistent with the compensation practices followed by our competitors and could hamper our efforts to recruit and retain the most talented employees.

Shareholders have approved a plan under which options are issued – In 2005, shareholders approved our 2005 Long-Term Incentive Plan, which authorizes grants of options, option-like stock appreciation rights and other equity grants.

We already prohibit option repricing – The Board agrees that stock options should not be repriced after they are granted. Our Corporate Governance Principles and the 2005 Long-Term Incentive Plan already provide that repricing is prohibited.

Stock options can be an effective component of incentive compensation – In recent years, JPMorgan Chase has significantly decreased option grants and restricted stock units are the primary vehicle we use for equity incentives. Nevertheless, stock options can provide effective incentives to align employee and shareholder interests when they are used appropriately, as the Board believes they are.

This proposal deprives the Board of any ability to incorporate stock options as part of a balanced and effective incentive compensation program.

Accordingly, the Board recommends a vote against this proposal.

Proposal 4 – Performance-based restricted stock

American Federation of State, County and Municipal Employees Pension Plan, 1625 L Street, N.W., Washington, DC 20036, the holder of 22,659 shares of common stock has advised us that it intends to introduce the following resolution:

RESOLVED, that shareholders of JPMorgan Chase & Co. (“JPMorgan Chase”) ask the Compensation and Management Development Committee of the Board of Directors to adopt a policy that a significant portion of restricted stock and restricted stock units granted to senior executives require the achievement of performance goals as a prerequisite to vesting. The policy should be implemented in a way that does not violate any existing employment agreement or the terms of any equity compensation plan currently in effect.

SUPPORTING STATEMENT

JPMorgan Chase uses a substantial amount of restricted stock and restricted stock units to compensate its senior executives. For 2005, William Harrison and James Dimon each received restricted stock awards valued at $12,600,000 (awarded January 19, 2006). As of December 31, 2005 (before the awards for 2005 were granted), Mr. Harrison held 575,889 shares of restricted stock and restricted stock units worth $22,857,034, and Mr. Dimon held 167,975 shares and units worth $6,666,928. The vesting of these awards does not depend on the achievement of any performance goals; rather, they simply vest over time.

We believe that compensation policies should align the interests of senior executives with those of shareholders. However, to provide appropriate incentives, we believe that restricted stock should have real downside risk. Restricted stock without performance-based vesting measures are often described as “pay for pulse,” because shares vest after an executive puts in a certain amount of time at the company, not as a result of achieving performance goals.

There has been significant criticism of the incentive value of restricted stock grants without performance hurdles. An August 11, 2003 editorial in Forbes characterized restricted stock grants without performance targets as “weak incentives for improving performance.” WorldCom/MCI corporate monitor and former SEC chairman Richard Breeden opined in his August 2003 governance recommendations for MCI that “there is not a strong reason for granting restricted stock rather than simply paying cash unless there are performance hurdles to vesting.” Matt Ward, CEO of San Francisco-based Westward Pay Strategies, says restricted stock grants without performance targets create “the lay-low effect: just lay low and don’t get fired.”

Leading companies have been requiring senior executives to satisfy performance requirements before restricted stock can vest. In its widely publicized 2003 shift from stock options to restricted stock, Microsoft imposed performance vesting targets on its 600 most senior managers. The performance share units granted to GE CEO Jeffrey Immelt in 2003 similarly require the achievement of goals relating to cash flow from operations and total shareholder return. JPMorgan Chase should follow the lead of these companies.

Last year, this proposal received a majority of shares voted for and against at JPMorgan Chase. We urge shareholders to vote for this proposal.

Board response to proposal 4:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Our programs are performance-based – As outlined in the Compensation Discussion and Analysis that starts at page 10, JPMorgan Chase already has a performance-based compensation system. Incentive compensation is variable from year to year and, for our Operating Committee members as a group, averaged more than 95% of total annual compensation in 2006. We generally pay our annual incentive compensation partially in cash and partially in time-vested restricted stock units (RSUs). Incentive compensation is typically awarded in January and is designed both to recognize prior year performance and to incentivize long-term contributions to the Firm. Our approach to annual incentive compensation is not formulaic, but is disciplined and criteria-based. In addition to considering the achievement of both financial and non-financial results, we consider how those results are obtained. We use our judgment in determining the compensation we deem appropriate based on an assessment of an executive’s contributions to achieving annual objectives; progress towards achievement of long-term strategic initiatives; and potential future contributions to building our franchise and developing our people. Because the total amount of annual incentive compensation is already subject to performance considerations, we believe it is inappropriate to impose further performance conditions on the equity portion of the award.

Shareholder alignment drives focus on performance – We believe that paying a part of the annual incentive compensation in time-vested equity provides substantial retention benefits and further aligns the interests of our executives with those of our shareholders. For 2006, the equity portion was 35% for the most highly-paid individuals other than members of the Operating Committee and 50% for members of the Operating Committee. For 2006, the equity portion was granted in RSUs, but in other years it may take other forms. We believe that such incentive compensation assists not only in recruiting and retaining executives but also in motivating executives to focus on the Firm’s long-term performance and results.

In addition to having a significant component of their compensation in the form of equity, members of the Operating Committee are required to retain at least 75% of the net shares received from equity-based awards and directors pledge that they will retain all of the shares they receive pursuant to their service as a Board member. Executives and directors are subject to these retention requirements during their service with the Firm and may not hedge their economic risk.

Simplified performance metrics can lead to unintended consequences – The proposal suggests that vesting of equity awards should be linked to specific performance measures. It is our belief that tying vesting to specific performance measures can have the unintended consequence of skewing results to the specified performance measures, rather than focusing executives on the overall welfare of longer-term performance of the Firm.

Compensation is determined by the disciplined application of judgment – The Board believes that JPMorgan Chase already considers performance in establishing executive compensation and that this proposal would unduly limit the application of management and Board judgment by requiring a rigid, formulaic approach to a substantial portion of equity compensation. It is also important to preserve flexibility in designing effective compensation programs so that incentives can take into account changing competitive conditions, modifications in the tax laws, business opportunities and other relevant factors.

Accordingly, the Board recommends a vote against this proposal.

Proposal 5 – Executive compensation approval

The Needmor Fund, 312 N 63rd Street, Seattle Wa 98103-5550, the holder of 2,000 shares of common stock, has advised us that it intends to introduce the following resolution, which is co-sponsored by The Sisters of St. Francis of Philadelphia, Convent of Mary Reparatrix, Friends Fiduciary Corporation, and SEIU Master Trust, each of which is the beneficial owner of at least 100 shares of common stock:

RESOLVED, that shareholders of JPMorgan Chase urge the board of directors to adopt a policy that company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by JPMorgan Chase’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. Media and government focus on back dating of stock options has increased investor concern. This proposed reform can help rebuild investor confidence.

The SEC has created a new rule, with record support from investors, requiring companies to disclose additional information about compensation and perquisites for top executives. The rule goes into effect this year. In establishing the rule the SEC has made it clear that it is the role of market forces, not the SEC, to provide checks and balances on compensation practices.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004)).

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge the board to allow shareholders to express their opinion about senior executive compensation at JPMorgan Chase by establishing an annual referendum process. The results of such a vote would, we think, provide the board and management with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, are in shareholders’ best interests.

Board response to proposal 5:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Summary – JPMorgan Chase already has in place a thoughtful, disciplined and transparent approach for determining executive compensation – including a number of direct and effective mechanisms for shareholders to communicate their views on this approach. Accordingly, the Board believes that the advisory vote contemplated by the proposal is unnecessary. Further, such a vote could create confusion rather than clarity around compensation issues and might put the Firm at a significant competitive disadvantage. In light of our existing commitment to compensation governance, executive compensation transparency and direct communication with shareholders, we do not believe it is in the interests of our shareholders to adopt this proposal.

Compensation governance is sound – As outlined in the Compensation Discussion and Analysis that starts at page 10, JPMorgan Chase has a sound and disciplined compensation review process. We seek to assure that our compensation and benefit programs are cost-effective and competitive, administered in accordance with good corporate governance practices and aligned with the best interests of shareholders.

•	Management is responsible for developing an overall compensation strategy and process and for reviewing it with the Compensation Committee and the Board.

•

The Compensation Committee reviews and approves the goals and objectives relevant to the compensation of the CEO; all compensation for Operating Committee members; and final aggregate incentive funding and total equity grants under the Firm’s long-term incentive plan.

•	Equity granted under shareholder-approved plans plays a key role in our compensation packages and shareholder approval for such plans is required under New York Stock Exchange rules.

•	Shareholders express their views on issues of compensation policy through discussions with management, the shareholder proposal process, votes on equity plans and election of directors.

The new CD&A provides executive compensation transparency – We have a responsibility to explain clearly our compensation process. We want shareholders to understand our compensation process and to have confidence that it is designed and applied in a manner that is consistent with shareholder interests. New SEC rules underscore this responsibility and expand significantly the disclosures concerning executive compensation required to be included in the CD&A and accompanying tables. We believe these new proxy statement disclosure requirements and the greater transparency they provide are a proper means of providing more specific information regarding executive compensation practices.

There are multiple existing mechanisms for effective input – Shareholders currently express their views on compensation through discussions with management, the shareholder proposal process, votes on equity plans and election of directors. Direct communications are an effective means of expressing specific observations on compensation matters, and more effective than a simple “yes” or “no” vote. In addition, the shareholder proposal process has been used effectively to express views on various elements of executive compensation and governance matters. We believe these existing mechanisms provide more appropriate opportunities for communication both from and to shareholders than the proposed advisory vote mechanism.

This proposal would not provide a mechanism to express a view on policy, but instead limits itself to a vote on the compensation of the Named Executive Officers. A negative vote would not provide clear guidance on the specific components of our executive compensation program or on the specific compensation decisions that were made.

The Board welcomes communications from shareholders on compensation or other matters. Shareholders and interested parties who wish to contact any Board members or committee chairs, the Presiding Director, or the non-management directors as a group may mail correspondence to: JPMorgan Chase & Co., Attention (name of Board member(s)), Office of the Secretary, 270 Park Avenue, New York, New York 10017.

An advisory vote could have adverse consequences – Adopting this practice alone could put the Firm at a competitive disadvantage in recruiting and retaining senior officers and negatively affect shareholder interests. This would be particularly the case if the adoption created the impression among our senior officers that their compensation opportunities may be limited or negatively affected by this practice when compared with opportunities at our competitors.

Individual compensation determinations are a classic example of the type of decision – i.e., one that requires significant information, detailed and careful study and nuanced, subjective judgment – traditionally and appropriately delegated by shareholders to their board of directors.

Accordingly, the Board recommends a vote against this proposal.

Proposal 6 – Separate chairman

Mr. Richard A. Dee, 115 East 89th Street, New York, NY 10128, the holder of 200 shares of common stock, has advised us that he intends to introduce the following resolution:

“Stockholders hereby request that the JPMorganChase Board of Directors adopt promptly a resolution requiring that the Chairman of the Board serve in that capacity only, and have no management duties, titles, or responsibilities.

“I believe that far too many of Corporate America’s problems stem from efforts by overly-ambitious senior executives to concentrate power in themselves. Such amassing of power is a somewhat recent phenomenon in the history of publicly-owned companies, but certainly not a recent phenomenon in the history of nations. Such concentrations of power rarely have proven to be in the best interests of stockholders or citizenries.

“What conflicts of interest can be more damaging to the interests of stockholders than those that occur when overseers are allowed to oversee and to supervise themselves? At Enron, WorldCom, Tyco, and other legends of mismanagement and corruption, the Chairmen also served as CEO’s. Their dual roles helped those individuals to achieve virtually total control of the companies.

“When a senior executive is allowed to serve also as a company’s Chairman, or the position is abolished, a crucial link in a successful chain of authority and responsibility is eliminated - and owners of a company, its outside stockholders, are deprived of both a vital protection against conflicts of interest and a clear and direct channel of communication to the company through its highest-ranking stockholder representative.

“Allowing senior executives, such as CEO’s and Presidents, to be appointed directors of publicly-owned companies employing them is a fairly recent turn of events. Although they were frequently “invited” to attend, their presence at board meetings was long considered inappropriate as it could discourage proper consideration of matters involving them. Isn’t it fair NOW to ask: “What does that say about allowing them to “rule the roost?”

“When a Chairman also runs a company, the information received by directors, auditors, and stockholders may or may not be accurate. If a Chairman/CEO wishes to cover up improprieties, how difficult is it to convince subordinates to go along? If they refuse, to whom do they complain?

“As banker; investment banker, and concerned and outspoken stockholder, my experience with corporate officers and directors and stockholders has been considerable – and gained over a considerable period.

“It is unfortunate that so few individual outside stockholders ever become well-informed about the companies in which they risk their hard-earned money. And almost none ever question corporate actions. Far too many institutional investors are in the same boat. That combination of stockholders has proven a recipe for disasters.

“Although institutional stockholders are charged by law with protecting their investors, most that I have encountered were far more interested in currying favor with managements than in questioning them. They won’t risk losing collateral business and access to the extremely profitable “Inside Information Superhighway”. And they are easy prey for managements that spend considerable time and stockholder money seeking to “convince” them to vote against stockholder proposals that challenge what is rapidly becoming managements’ absolute power.

“Please vote FOR this proposal.”

Board response to proposal 6:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Board has the responsibility to structure itself in the most effective manner – The fundamental question raised by this proposal is whether a board of directors should be permitted to structure itself in a manner that reflects the needs of the corporation and the capabilities of its directors or whether a structure should be imposed upon it. The Board of Directors believes that the decision as to who should serve as Chairman and Chief Executive Officer, and whether the offices should be combined, is the responsibility of the Board. The Board has determined that the most effective leadership model for our Firm currently is that Mr. Dimon serve as both Chairman and CEO.

The Board established the position of Presiding Director in 2006 – In December 2006 the Board established the position of Presiding Director. The Presiding Director presides at all Board meetings at which the Chairman is not present and at executive sessions of non-management directors, and has the authority to call meetings of non-management directors. The Presiding Director facilitates communication between the Chairman and CEO and the non-management directors, as appropriate, and performs such other functions as the Board directs. The Presiding Director serves as a liaison between the non-management directors and the senior management team, and as such helps to maintain the Board’s independence and ability to fulfill its management oversight responsibilities.

The Firm has a strong corporate governance structure – There are numerous existing mechanisms outlined in the Firm’s Corporate Governance Principles and Board committee charters that provide multiple layers of independent discussion and evaluation of, and communication with, senior management. The Board believes that the candor and objectivity of the Board’s deliberations are not affected by whether its Chairman is independent or a member of management. Furthermore, at each regularly scheduled Board meeting, the non-management directors generally meet in executive session with no members of management present and may discuss any matter they deem appropriate. The strength of our corporate governance structure is such that the combination of the roles of Chairman and CEO does not in any way limit the Board’s oversight of the CEO.

Accordingly, the Board recommends a vote against this proposal.

Proposal 7 – Cumulative voting

Mr. John Chevedden, as agent for Mr. Victor Rossi, P.O. Box 249, Boonville, CA 95415-0249, the holder of record of 1,368 shares of common stock, has advised that he intends to introduce the following resolution:

RESOLVED: Cumulative Voting. Shareholders recommend that our Board adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as that shareholder sees fit. Under cumulative voting shareholders can withhold votes from certain nominees in order to cast multiple votes for others.

Cumulative voting won impressive yes-votes of 54% at Aetna and 56% at Alaska Air in 2005 and 55% at GM in 2006. The GM 55% vote was up from 49% in 2005. Perhaps we will be able to increase our 46% yes-vote in 2006 on this topic to more than a majority in a similar manner as GM shareholders.

Progress Begins with One Step

It is important to take one step forward and support this proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company

“D” in governance.

“High” in Overall Governance Risk Assessment.

“High Concern” in executive compensation.

“High Concern” in accounting.

•	We had no Independent Chairman and not even a Lead Director – Independent oversight concern.

•

Poison pill: A 2003 shareholder proposal asked our management to require shareholder approval of poison pills. Our board then came up with a policy that our board can override the very same policy and adopt a pill without shareholder approval. This provision undermined the shareholder approval requirement, and it is not believed that the policy fully implements the proposal according to The Corporate Library.

•	There are too many active outside CEOs on our board – four – Independence concern and over-commitment concern.

Additionally:

•	Our 14 directors’ served on 10 boards rated “D” or “F” by The Corporate Library.

•	We had 2 inside directors and 5 directors with 14 and 28 years tenure each – Independence concerns.

•	A director with 19-years director tenure chaired our compensation committee – Independence concern.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes for Cumulative Voting.

Cumulative voting allows a significant group of shareholders to elect a director of its choice — safeguarding minority shareholder interests and bringing independent perspectives to Board decisions.

Yes on 7

Board response to proposal 7:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

We have been active in enhancing shareholder rights – In the last year, JPMorgan Chase has taken a number of steps to significantly enhance shareholder rights in its corporate By-laws, including:

•	Majority voting for the election of directors;

•	Providing for the right of shareholders to call special meetings; and

•	Setting a range for the size of the Board.

These By-law provisions add to a strong foundation of corporate governance principles already in place, and apart from the specific objections to cumulative voting discussed below, obviate the need for cumulative voting.

One share, one vote best serves shareholder interests – JPMorgan Chase, like most other major corporations, provides that each share of common stock is entitled to one vote for each nominee for director. The Board of Directors believes that this voting method for electing directors best serves the interests of our company and our shareholders.

Cumulative voting can increase the risk of special interests and partisanship – Cumulative voting could impair the effective functioning of the Board by electing a director obligated to represent the special interests of a small group of shareholders, rather than all of the Firm’s shareholders. Cumulative voting also introduces the possibility of partisanship among directors, which could weaken their ability to work effectively together, a requirement essential to the successful functioning of any board of directors. Allowing each share of common stock to have one vote for each director nominee encourages accountability of each director to all of our shareholders.

Cumulative voting is inconsistent with majority voting for directors – The concept of majority voting for directors has received substantial support from a wide range of commentators and public companies and has received high shareholder support when presented in the form of shareholder proposals. Many advocates of majority voting do not, however, support cumulative voting in combination with majority voting because of the risk that the combination could be destabilizing and imprudent.

Because each director oversees the management of the Firm for the benefit of all shareholders, the Board believes that changing the current voting procedures would not be in the best interests of shareholders.

Accordingly, the Board recommends a vote against this proposal.

Proposal 8 – Majority voting for directors

Mr. John Chevedden, as agent for Mr. Kenneth Steiner, 14 Stoner Avenue, Great Neck, NY 11021, the holder of 1,350 shares of common stock, has advised us that he intends to introduce the following resolution:

Resolved: Directors to be Elected by Majority Vote. Shareholders request that our Board initiate an appropriate process to amend our company’s charter or bylaws to provide that director nominees must be elected or re-elected by the affirmative vote of the majority of votes cast at an annual shareholder meeting. Amending our company’s charter or bylaws is an essential part of this proposal. The Securities and Exchange Commission stated that there is a substantive distinction between a proposal that seeks a policy and a proposal that seeks a bylaw or charter amendment.

This standard should provide that our director nominees must receive a majority of the votes cast in order to be elected or re-elected to our Board to and apply this in at least uncontested elections. This proposal asks that our directors to the fullest extent possible not make any provision to override our shareholder vote and keep a director in office who fails this criterion. The key principle of this proposal is that Directors to be Elected by Majority Vote is important enough to be a permanent part of our bylaws or charter — rather than a fleeting short-lived policy.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting a vigorous provision on this topic into our charter or bylaws. Provisions that allow director nominees, with minuscule votes, to get away with only offering to resign are inadequate because a voted-out director could still remain in office. A majority vote standard to the greatest extent feasible is a superior solution that merits shareholder support.

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021 sponsors this proposal.

Eighty-seven (87) shareholder proposals on this topic won an impressive 47% average yes-vote in 2006. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic. The Council sent letters asking the 1,500 largest U.S. companies to comply with the Council’s policy and adopt this topic. Leading proxy advisory firms also recommended voting in favor of this proposal topic.

Yes on 8

Board response to proposal 8:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

A By-law provision providing for majority voting was adopted in 2006 – In October 2006, the Board of Directors amended the Firm’s By-laws by adding the following to provide for majority voting for directors:

Section 2.09. Majority Voting for Directors. In any non-contested election of directors, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall immediately tender his or her resignation, for decision by the Board of Directors at its next regularly scheduled Board meeting. Absent the Board’s determination that there is a compelling reason for the director to remain on the Board and public disclosure of that reason, the Board shall accept the resignation.

The proposal has been substantially implemented – By adopting an amendment to its By-laws that provides for majority voting in the election of directors, director resignation if the majority voting requirement is not met and acceptance of the resignation by the Board unless a compelling reason exists, the Firm has already substantially implemented this proposal.

There is a sound rationale for the Firm’s By-law – Our By-law “compelling reason” standard means that the Board has the flexibility to reject a resignation only in truly exceptional circumstances which we believe is a preferable alternative to the automatic failure of a director to be elected. The sudden elimination of one or more directors could materially impair the effective functioning of a Board committee, and there may be situations where a director is targeted for reasons unrelated to the director’s Board performance at the Firm.

Accordingly, the Board recommends a vote against this proposal.

Proposal 9 – Political contributions report

AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington DC 20006, the holder of 2,494 shares of common stock, has advised us that it intends to introduce the following resolution:

Resolved, that the shareholders of JPMorgan Chase & Co. (“JPMorgan” or the “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a. An accounting of the Company’s funds contributed to any of the organizations described above;

b. Identification of the person or persons in the Company who participated in making the decisions to contribute;

c. The internal guidelines or policies, if any, governing the Company’s political contributions.

This report shall be presented to the Board of Directors’ Audit Committee or other relevant oversight committee, and posted on the Company’s web site to reduce costs to shareholders.

Supporting Statement

As long-term shareholders of JPMorgan, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure. Absent a system of accountability, we believe that corporate executives will be free to use the Company’s assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. We are concerned that there is currently no single source of information that provides all of the information sought by this resolution.

In October 2006, our Company filed an 8-K that explained its policies regarding political contributions; however, it did not provide for the disclosure listed in item number two of this proposal. While we applaud the steps our Company has taken, we feel this policy fails to provide for sufficient transparency around political contributions.

Relying only on the limited data available from the Federal Election Commission and the Internal Revenue Service, the Center for Public Integrity, a leading campaign finance watchdog organization, provides an incomplete picture of the Company’s political donations. Complete disclosure by the company is necessary for the company’s Board and its shareholders to be able to fully evaluate the political use of corporate assets. Although the Bi-Partisan Campaign Reform Act of 2002 prohibits corporate contributions to political parties at the federal level, it allows companies to contribute to independent political committees, also known as 527s.

We believe increased political disclosure will make our Company’s political contributions more transparent, and allow shareholders to fully evaluate the use of corporate assets in election campaigns and debates surrounding retirement security and other issues of importance.

Board response to proposal 9:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The proposal has been substantially implemented – In October 2006, the Board of Directors approved a Political Contributions Statement that has been posted on the Firm’s Web site which describes our philosophy and policies concerning political contributions and the compliance procedures and oversight we have in place to ensure adherence with applicable laws and regulations. In March 2007, we also posted on our Web site a list of the political contributions made in 2006 by the Firm’s political action committees. This list constitutes substantially all of the political contributions related to JPMorgan Chase & Co. made in 2006, and we will annually disclose future political contributions by the political action committees. Consequently, the stockholder proposal has been substantially implemented.

Accordingly, the Board recommends a vote against this proposal.

Proposal 10 – Slavery apology report

National Legal and Policy Center, 107 Park Washington Court, Falls Church, Va 22046, the holder of 92 shares of common stock, has advised us that it intends to introduce the following resolution:

Slavery Apology Report

Resolved: Shareholders request JPMorgan Chase & Co. management to report to shareholders by October 1, 2007, at a reasonable cost and excluding confidential information, descriptions of initiatives instituted by management to address the Company’s alleged links to slavery and other abuses of human rights.

Supporting Statement:

Shareholders have a right to know if management is opening the Company to possible legal liability.

In a January 20, 2005 letter, then-Chairman & CEO William B. Harrison Jr. and then-President & COO Jamie Dimon stated, “We apologize to the African-American community, particularly those who are descendants of slaves, and to the rest of the American public...” This apology was accompanied by a Company pledge to establish a $5 million scholarship fund for African-Americans.

The apology and monetary pledge were apparently prompted by a Company-commissioned report produced in response to a municipal ordinance in Chicago, requiring firms doing business with the city to disclose their links to slavery. The report found only the most tenuous connections to slavery over 200 years ago by two banks whose successor banks had been acquired by the Company.

The apology and pledge tends to demonstrate Company acceptance of the concept of guilt based on race or ethnicity. The Company also seems to embrace the concept of cross-generational guilt.

Both ideas are contrary to the concept of individual rights. People should be judged on their actions as individuals, not as members of a particular racial group. Likewise, individuals should be responsible for their own actions, not those of persons who lived 200 years ago. [See monograph titled, The Case Against Slave Reparations, National Legal and Policy Center, http://www.nlpc.org/pdfs/Final_NLPC Reparations.pdf]

The Company is currently being sued by plaintiffs seeking damages that they characterize as “slave reparations.” Future claimants might include the descendents of:

•

Irish who were widely discriminated against in the nineteenth century. Irish children worked 14-hour days in New England textile mills that were prominent customers of local banks. On docks and in quarries, Irish were sometimes used for jobs too dangerous for slaves.

•

Chinese who were restricted from employment, property ownership, and marrying non-Chinese. Financed by banks, the westward push of the railroads relied on Chinese laborers who endured near-slave wages and conditions.

•

Native Americans who were pushed off their lands by a variety of bank-financed economic interests. Even the so-called Five Civilized Tribes, who successfully appealed such expropriations to the Supreme Court, lost their lands in Mississippi and Georgia in extra judicial seizures.

•

Indentured servants of many nationalities who provided unpaid labor for a period of years before attaining freedom, if they lived long enough. Because as many as one-half of immigrants to America in the seventeenth and eighteenth centuries came under some form of servitude, they played a key role in America’s early economy. Also, white slavery was legal in some states and was practiced separate and apart from voluntary and involuntary servitude.

Board response to proposal 10:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Firm’s action resulted from a disclosure requirement – The Firm’s public apology for the past links to slavery of two predecessor Louisiana banks resulted from an investigation commissioned by the Firm in order to respond to the Economic Disclosure Statement requirements of the City of Chicago regarding records of investments in or profits from slavery.

The issuance of the apology was the right thing to do – The apology the Firm issued in January 2005 was the right thing to do and an appropriate response to the issues raised at the time by the Firm’s disclosures. The $5 million college scholarship program we established for African-American students from Louisiana is part of the Firm’s continuing commitment to help young people get a college education, and has proven especially significant following Hurricane Katrina.

A federal court rejected the lawsuit – The claims for slavery reparations in the lawsuit referred to by the proponents were rejected by a federal appeals court in December 2006. A smaller part of the lawsuit dealing with consumer protection claims was not dismissed but the Firm believes that any possible legal liability related to these claims is remote.

The expense to prepare the report is not justified – For all the reasons discussed above, incurring the cost and expending the time to prepare the requested report would be an unjustified use of corporate assets.

Accordingly, the Board recommends a vote against this proposal.

General information about the meeting

Who can vote

You are entitled to vote your JPMorgan Chase common stock if our records showed that you held your shares as of the record date, March 16, 2007. At the close of business on that date, a total of 3,428,193,708 shares of common stock were outstanding and entitled to vote. Each share of JPMorgan Chase common stock has one vote. Your vote is confidential and will not be disclosed to persons other than those recording the vote, except as may be required in accordance with appropriate legal process or as authorized by you.

Voting your proxy

If your common stock is held by a broker, bank, or other nominee (held in street name), you will receive instructions from them that you must follow in order to have your shares voted.

If you hold your shares in your own name as a holder of record with our transfer agent, Mellon Investor Services LLC, you may instruct the proxies how to vote by using the toll free telephone number or the Internet voting site listed on the proxy card or by signing, dating, and mailing the proxy card in the postage paid envelope that we have provided for you. Specific instructions for using the telephone and Internet voting systems are on the proxy card. Of course, you can always come to the meeting and vote your shares in person. Whichever of these methods you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be presented

We are not now aware of any matters to be presented other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your common stock on the new meeting date as well, unless you have revoked your proxy instructions.

Revoking your proxy

If your common stock is held in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise the Secretary in writing before the proxies vote your common stock at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, we recommend that you revoke or amend your prior instructions in the same way you initially gave them – that is, by telephone, Internet, or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

How votes are counted

The annual meeting will be held if a majority of the outstanding common stock entitled to vote on the record date (a quorum) is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting.

Voting by record holders – If you hold shares in your own name, you may either vote for or withhold authority to vote for each nominee for the Board of Directors. You may vote for, against or abstain on the other proposals. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum. If you abstain from voting on the other proposals, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal. If you just sign and submit your proxy card without voting instructions, your shares will be voted for each director nominee, for ratification of the appointment of the independent registered public accounting firm and against each shareholder proposal.

Broker authority to vote – If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares under the following circumstances:

–	Discretionary items. The election of directors and ratification of the appointment of the independent registered public accounting firm are discretionary items. Generally, brokers that do not receive instructions from beneficial owners may vote on these proposals in their discretion.

–	Non-discretionary items. Approval of the shareholder proposals are non-discretionary items and may not be voted on by brokers who have not received specific voting instructions from beneficial owners.

Election of directors – Directors must be elected by a plurality of the votes cast at the meeting. This means that the eleven nominees receiving the greatest number of “for” votes will be elected as directors. However, a nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required by the Firm’s By-laws to tender his or her resignation. The Board will consider such resignation at its next regularly scheduled Board meeting. Absent the Board’s determination that there is a compelling reason for the director to remain on the Board and public disclosure of that reason, the Board shall accept the resignation.

Appointment of independent registered public accounting firm – The affirmative vote of the majority of the shares of common stock present in person or by proxy at the annual meeting is required to ratify the appointment of the independent registered public accounting firm. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no impact since shares that have not been voted by brokers are not considered shares present for voting purposes.

Shareholder proposals – The affirmative vote of the majority of the shares of common stock present in person or by proxy at the annual meeting is required for adoption of each shareholder proposal. In determining whether a proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no impact since they are not considered shares present for voting purposes.

Board recommendation

The Board of Directors recommends that you vote for each of the director nominees, for ratification of the appointment of the independent registered public accounting firm, and against each shareholder proposal.

Cost of this proxy solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $25,000 plus reasonable out-of-pocket costs and expenses. We will, on request, reimburse brokers, banks, and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Attending the annual meeting

Admission – If you attend the meeting in person you will be asked to present photo identification, such as a driver’s license. If you are a holder of record and plan to attend the annual meeting, please indicate this when you vote. The top half of the proxy card is your admission ticket. If you hold your common stock in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your common stock held in street name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares.

Internet access – You may listen to the annual meeting over the Internet. Please go to our Web site, www.jpmorganchase.com, early to download any necessary audio software.

Important notice regarding delivery of security holder documents

SEC rules permit us to mail a single copy of the annual report and proxy statement in one envelope to all shareholders residing at the same address if certain conditions are met. This is called householding and can result in significant savings of paper and mailing costs. JPMorgan Chase households all annual reports and proxy statements mailed to shareholders.

If you choose not to household your annual reports and proxy statements, you should check the appropriate box on your proxy card or send a written request (including your name, address and Social Security Number) within 60 days after the mailing of this proxy statement to the Secretary at the address below. In addition, if you choose to continue householding but would like to receive an additional copy of the annual report or proxy statement for members of your household, you may contact the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017 or by calling 212-270-6000. Shareholders residing at the same address who wish to receive a single copy of the annual report and proxy statement may do so by contacting the Secretary at the address or phone number set forth above.

Electronic delivery of proxy materials and annual report

You may access this proxy statement and our annual report to shareholders on our Web site at www.jpmorganchase.com, under the Investor Relations tab. From the Investor Relations tab, you also may access our 2006 Annual Report on Form 10-K, by selecting “Financial information” and then “SEC filings”.

If you would like to reduce the Firm’s costs of printing and mailing proxy materials for next year’s annual meeting of shareholders, you can opt to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet rather than in printed form. To sign up for electronic delivery, please visit https://icsdelivery.com/jpm/index.html and follow the instructions to register. Or alternatively, if you vote your shares using the Internet, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. Prior to next year’s meeting, you will receive an e-mail notification that the proxy materials and annual report are available on the Internet and instructions for voting by Internet. Electronic delivery will continue in future years until you revoke your election by sending a written request to the Secretary at the address provided above under “Important notice regarding delivery of security holder documents”. If you are a beneficial, or “street name”, shareholder who wishes to register for electronic delivery, you should review the information provided in the proxy materials mailed to you by your broker, bank, or other nominee.

If you have agreed to electronic delivery of proxy materials and annual reports to shareholders, but wish to receive printed copies, please contact the Secretary at the address provided above.

A printed copy of our 2006 Annual Report on Form 10-K will be provided to you without charge (except for exhibits) upon written request to the Secretary at the address provided above.

Shareholder proposals and nominations for the 2008 annual meeting

Proxy statement proposals

Under SEC rules, proposals that shareholders seek to have included in the proxy statement for our next annual meeting of shareholders must be received by the Secretary of JPMorgan Chase not later than December 1, 2007.

Other proposals and nominations

Our By-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in JPMorgan Chase’s proxy statement for that meeting. Under our By-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of JPMorgan Chase no later than the close of business on February 15, 2008, and not earlier than January 16, 2008. The notice must contain the information required by the By-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice By-law provisions, subject to applicable rules of the SEC.

Copies of our By-laws are available on our Web site, www.jpmorganchase.com under Governance, or may be obtained from the Secretary.

Anthony J. Horan
Secretary

Appendix A

Director independence standards

Relationship	Requirements for immateriality

Loans

Extensions of credit to a director, a director’s spouse, minor children and any other relative of the director who shares the director’s home or who is financially dependent on the director, or any such person’s principal business affiliations must be made in the ordinary course of business and on substantially the same terms as those prevailing for comparable transactions with nonaffiliated persons.

Extensions of credit to such persons or entities must comply with applicable law, including the Sarbanes-Oxley Act and Federal Reserve Board Regulation O.

When a director is an officer of a for-profit entity that is a client of the Firm, termination of the extension of credit to such entities in the normal course of business must not reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of the borrower.

The extension of credit may not be on a non-accrual basis.

Financial services

Financial services provided to a director, a director’s spouse, minor children and any other relative of the director who shares the director’s home or who is financially dependent on the director, or any such person’s principal business affiliations must be made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with nonaffiliated persons.

When a director is an officer of a for-profit entity that is a client of the Firm, termination of the financial services provided in the normal course of business must not reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of such entities.

Business transactions

Transactions between the Firm and a director’s or a director’s immediate family member’s principal business affiliations for property or services, or other contractual arrangements, must be made in the ordinary course of business on substantially the same terms as those prevailing for comparable transactions with nonaffiliated persons.

The aggregate payments made by the other entity to the transaction to the Firm, or received by the other entity from the Firm, must not exceed in any one of its last three fiscal years, the greater of $1 million or 2% of such other entity’s annual consolidated gross revenues.

Charitable contributions

The aggregate contributions made by the Firm (directly or through its Foundation) to any non-profit organization, foundation or university of which a director is employed as an officer must not exceed in any one of its last three fiscal years, the greater of $1 million or 2% of such entity’s annual consolidated gross revenues, excluding amounts contributed to match contributions made by employees and directors.

Legal services

Where a director is a partner or associate of, or of counsel to, a law firm that provides legal services to the Firm, neither the director nor a director’s immediate family member may provide such legal services to the Firm.

The aggregate payments made by the Firm to the law firm must not exceed the greater of $1 million or 2% of the law firm’s annual consolidated gross revenue in each of the three past fiscal years.

Director is a retired officer or a non-management director of an entity that does business with the Firm	The relationship between the Firm and the entity will not be deemed relevant unless the Board determines otherwise.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home. A “principal business affiliation” is an entity for which a person serves as an officer, owns more than 5% of, or is a general partner, but does not include an entity of which the person is a retired officer or for which the person serves as a non-management director (unless the Board determines otherwise). For purposes of “Business transactions” above, payments include interest and fees on loans and financial services, but do not include loan proceeds, repayments of principal on loans, payments arising from investments by an entity in the Firm’s securities or the Firm in an entity’s securities, and payments from trading and other similar financial relationships.

©2007 JPMorgan Chase & Co. All rights reserved. Printed in U.S.A. on recycled paper with soy ink.

270 PARK AVENUE NEW YORK, NY 10017

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by JPMorgan Chase & Co. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to JPMorgan Chase & Co., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Your voting instructions are confidential.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	JPMRG1	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JPMORGAN CHASE & CO.
The Board of Directors recommends a vote FOR proposals 1 and 2.

1.	Election of Directors						For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
01) 02) 03) 04) 05) 06)	Crandall C. Bowles Stephen B. Burke James S. Crown James Dimon Ellen V. Futter William H. Gray, III	07) 08) 09) 10) 11)	Laban P. Jackson, Jr. Robert I. Lipp David C. Novak Lee R. Raymond William C. Weldon				All	All	Except

							☐	☐	☐	_____________________________

				For	Against	Abstain
2.	Appointment of independent registered public accounting firm			☐	☐	☐

The Board of Directors recommends a vote AGAINST shareholder proposals 3 through 10.

				For	Against	Abstain				For	Against	Abstain

3.	Stock options			☐	☐	☐	7.	Cumulative voting		☐	☐	☐

4.	Performance-based restricted stock			☐	☐	☐	8.	Majority voting for directors		☐	☐	☐

5.	Executive compensation approval			☐	☐	☐	9.	Political contributions report		☐	☐	☐

6.	Separate chairman			☐	☐	☐	10.	Slavery apology report		☐	☐	☐

										Yes	No

							Please indicate if you plan to attend this meeting			☐	☐

Signature			Date

ADMISSION TICKET

JPMorgan Chase & Co.

2007 Annual Meeting

of Shareholders

Tuesday, May 15, 2007

10:00 AM

Auditorium

One Chase Manhattan Plaza

(corner of Nassau and Liberty Streets)

New York, NY

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ð PLEASE DETACH AND PRESENT THE ABOVE TICKET AND PHOTO ID FOR ADMISSION TO THE ANNUAL MEETING ð

JPMORGAN CHASE & CO.

This proxy is solicited from you by the Board of Directors for use at the Annual Meeting of Shareholders of JPMorgan Chase & Co. on May 15, 2007.

You, the undersigned shareholder, appoint each of Michael J. Cavanagh and Stephen M. Cutler, your attorney-in-fact and proxy, with full power of substitution, to vote on your behalf shares of JPMorgan Chase common stock that you would be entitled to vote at the 2007 Annual Meeting, and any adjournment of the meeting, with all powers that you would have if you were personally present at the meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

Participants in 401(k) Savings Plan: If you have an interest in JPMorgan Chase common stock through the 401(k) Savings Plan, your vote will provide voting instructions to the trustee of the plan to vote the proportionate interest as of the record date. If no instructions are given, the trustee will vote unvoted shares in the same proportion as voted shares.

Voting Methods: If you wish to vote by mail, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. If you wish to vote by Internet or telephone, please follow the instructions on the reverse side.